UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Rudolph Technologies, Inc.
(Exact name of Registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 20, 2015

TO THE STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Rudolph Technologies, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 20, 2015 at 10:00 a.m., local time, at the Company’s principal executive offices, located at One Rudolph Road, Flanders, New Jersey, 07836, for the following purposes:
1. To elect the two Class I directors named herein to serve for three-year terms expiring upon the 2018 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2. To cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation in this proxy statement;
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Included in the mailing of this proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Only stockholders of record at the close of business on March 31, 2015 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
All stockholders as of the record date are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2015:
The enclosed proxy statement and 2014 Annual Report to Stockholders are available at http://www.rudolphtech.com/assets/uploads/2014_annual_report.pdf.
FOR THE BOARD OF DIRECTORS

Steven R. Roth
Secretary
Flanders, New Jersey
April 28, 2015

RUDOLPH TECHNOLOGIES, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy is solicited on behalf of the Board of Directors of Rudolph Technologies, Inc. (the “Company”) for use at the 2015 Annual Meeting of Stockholders to be held May 20, 2015 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, located at One Rudolph Road, Flanders, New Jersey, 07836. The Company’s telephone number is (973) 691-1300.
These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2014, including financial statements, were mailed on or about April 28, 2015 to stockholders entitled to vote at the meeting.
Record Date and Voting Securities
Stockholders of record at the close of business on March 31, 2015 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 31,906,812 shares of the Company’s Common Stock, $0.001 par value (“Common Stock”), were issued and outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If you are a stockholder of record, you may change your vote after submitting your proxy by delivering to the Secretary of the Company at the Company’s principal executive offices, prior to the meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote.
Voting and Solicitation
Whether you hold your shares directly as a stockholder of record, or beneficially in street name, you may vote your shares without attending the meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.
If you hold shares in your name as a holder of record, you are considered the “stockholder of record” with respect to those shares. You can vote your shares by completing and returning the enclosed proxy which has been mailed to you, along with a postage-paid envelope.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” This proxy statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “stockholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in your proxy.
Stockholders of record may vote in person at the meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting.
Each stockholder of record is entitled to one vote for each share of Common Stock owned by such stockholder on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or other electronic means or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services. We do not currently plan to hire a proxy solicitor to help us solicit proxies from stockholders, brokers, bank nominees or other institutions, although we reserve the right to do so.
Quorum; Abstentions; Broker Non-votes
The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting may be adjourned or postponed to a later date.
If you return a signed and dated proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the proxy statement, are properly presented for action at our Annual Meeting. If you indicate on your proxy that you wish to “abstain” from voting on an item, your shares will not be voted on that item.
A broker non-vote occurs when a bank, broker or other registered holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because the proposal is considered “non-routine” and the beneficial owner has not provided voting instructions on that proposal.
The election of directors and the advisory votes on named executive officer compensation are treated as “non-routine” proposals. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors or with respect to the advisory vote unless you provide instructions to that firm by voting your proxy.
In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide instructions to that firm or organization by voting your proxy.
Vote Required
Each director is elected by the vote of the majority of the votes cast. This means that in order for a director nominee to be elected to our Board of Directors, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election, although abstentions and broker non-votes count for quorum purposes). Our Bylaws provide for a majority voting standard for uncontested elections and provide that any incumbent director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly tender such director’s resignation to our Board of Directors. Further information regarding the process that will be followed if such an event occurs can be located under the heading “Proposal 1 — Election of Directors.”
The proposal to approve, on an advisory basis, the compensation of our named executive officers and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015 require the affirmative vote, in person or by proxy, of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter to constitute approval of the proposals. For such proposals, abstentions are counted for quorum purposes, but in effect count as negative votes because they are shares represented in person or by proxy that are not voted in the affirmative. Broker non-votes are counted for quorum purposes, but are not counted as part of the vote total and have no effect on the outcome of those proposals.
Voting Recommendations of the Company’s Board of Directors
The Board of Directors recommends a vote (i) “FOR” the election of the Board’s director nominees named herein; (ii) “FOR” the approval (on an advisory basis) of the compensation of our named executive officers; and (iii)

“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.
Attending the Annual Meeting
All stockholders of record as of the Record Date may attend the 2015 Annual Meeting. To gain admission, you will need valid picture identification and proof that you are a stockholder of record of the Company as of the Record Date or if you are a beneficial holder, proof from your bank, broker or other record holder of your shares that you are the beneficial owner of such shares. To obtain directions to attend the 2015 Annual Meeting and vote in person, please contact Investor Relations at 973-691-1300.
Deadlines for Submission of Stockholder Proposals for 2016 Annual Meeting
Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”), if applicable, and the Bylaws of the Company. Stockholders wishing to present a proposal at the Company’s 2016 Annual Stockholder Meeting must submit such proposal in writing to the Company no later than December 30, 2015 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under the Company’s Bylaws, a stockholder wishing to nominate a director or make a proposal at the 2016 Annual Stockholder Meeting outside of Exchange Act Rule 14a-8 must submit such nomination or proposal in writing to the Company no earlier than January 21, 2016 and no later than February 20, 2016. The Nominating and Governance Committee will also consider qualified director nominees recommended by stockholders. Our process for receiving and evaluating Board member nominations from our stockholders is described below under the caption “Nominating and Governance Committee.”
Householding
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple stockholders of record share the same address, we may deliver only one set of proxy materials to that address unless we have received contrary instructions from one or more of those stockholders. The same procedure applies to brokers and other nominees holding shares of our stock in “street name” for more than one beneficial owner with the same address.
If a stockholder holds shares of stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered stockholder), we may be unable to use the householding procedures and, therefore, that stockholder may receive multiple copies of the proxy and proxy statement. You should follow the instructions on each proxy that you receive in order to vote the shares you hold in different accounts.
A stockholder that shares an address with another stockholder, who has received only one set of the proxy materials may write or call us as specified below to (i) request a separate copy of such materials, which will be promptly mailed without charge, and (ii) request that separate copies of these materials be sent to his or her home for future meetings. Conversely, a stockholder of record who shares the same address with another stockholder of record may write or call us as specified below to request that a single set of the Proxy and Proxy Statement be delivered to that address. Such stockholder requests should be directed to our Investor Relations Department, which can be contacted via phone at 973-691-1300 or mail at Rudolph Technologies, Inc., One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record regarding such requests.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES
Rudolph Technologies, Inc. is committed to sound and effective corporate governance practices. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The major components of our corporate governance practices are described below.
Codes of Ethics
We have adopted a Code of Business Conduct and Ethics (applicable to all employees, executive officers and directors) and a Financial Code of Ethics (applicable to our financial officers, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”)) that set forth principles to guide all employees, executive officers and directors and establish procedures for reporting any violations of these principles. These may be found on our website at http://www.rudolphtech.com/investors/governance/code-of-ethics or may be requested by writing to Rudolph Technologies, Inc., Attention: Investor Relations, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836. The Company will disclose any amendment to its codes of ethics or waiver of a provision of its codes of ethics applicable to its officers or directors, including the name of the officer or director to whom the waiver was granted, on our website at www.rudolphtech.com, on the Investor Relations page.
Board Leadership Structure; Oversight of Risk; Rights Plan
Our Company is led by Paul F. McLaughlin, who has served as our Chairman since January 2000 and Chief Executive Officer since June 1996. Mr. Greig, an independent director, has served as Lead Director of the Board of Directors since he was appointed to this position in January 2013. Our Board of Directors is comprised of Mr. McLaughlin and seven independent directors. The Board has three standing committees with separate chairs — the Audit, Compensation, and Nominating and Governance Committees. Each of the Board committees is comprised solely of independent directors. Our Audit Committee is responsible for overseeing risk management and, on at least an annual basis, reviews and discusses with management policies and systems pursuant to which management addresses risk, including risks associated with our audit, financial reporting, internal control, disclosure control, legal and regulatory compliance, and investment policies. Our Audit Committee regularly reviews with our Board any issues that arise in connection with such topics and, in accordance with our Summary of Corporate Governance Guidelines, our full Board regularly engages in discussions of risk management to assess major risks facing our Company and review options for the mitigation of such risks. Each of our Board committees also considers the risk within its area of responsibilities. For example, our Compensation Committee periodically reviews enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking and our Nominating and Governance Committee oversees risks related to governance issues, such as succession planning, and serves as the contact point for employees to report corporate compliance issues. The independent directors meet periodically in executive session chaired by the Lead Director without the Chairman and Chief Executive Officer or other management present. In addition to presiding over these executive sessions, the Lead Director serves as the principal liaison between the independent directors and management and consults with the Chairman of the Board of Directors regarding information to be sent to the Board of Directors, meeting agendas and meeting schedules. Furthermore, each director is encouraged to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. We believe that the independent Lead Director’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders.
We have employed this same basic leadership structure since the Company became a public company in November 1999 with the addition of the Lead Director in January 2013. We believe that this leadership structure has been effective for the Company. We have a single leader for our Company and we believe that he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the Company and in our industry. We believe that our Chairman/CEO together with our Lead Director, Audit Committee and the full Board of Directors, provide effective oversight of the risk management function.
The Stockholders Rights Plan dated as of June 27, 2005 is due to expire by its terms in June 2015. At this time, the Board of Directors does not currently expect to extend the term of such plan.

Board Meetings and Committees
The Board of Directors of the Company held a total of thirteen meetings during 2014. No director attended fewer than 92% of the meetings of the Board of Directors or 100% of the standing committee meetings upon which such director served during 2014, with the exception of Jeffrey A. Aukerman who was newly appointed to the Board of Directors in December 2014. While the Company does not currently have a formal policy regarding the attendance of directors at the annual meeting of stockholders, directors are encouraged to attend. All then current members on the Board of Directors attended the 2014 Annual Meeting of Stockholders. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has adopted a written charter. The charters of these committees are in compliance with rules adopted by the SEC and the New York Stock Exchange on which our Common Stock is listed (“NYSE”).
Board Independence
The Board makes an annual determination as to the independence of each of our Board members under the current standards for “independence” established by the NYSE and the SEC. The Board has determined that the following members of the Board, consisting of a majority of the Board, satisfy these independence standards: Jeffrey A. Aukerman, Daniel H. Berry, Leo Berlinghieri, Richard F. Spanier, Thomas G. Greig, Aubrey C. Tobey and John R. Whitten. None of the independent members of our Board were a party to any transactions, relationships or arrangements that were considered by the Board in its determination of a directors’ independence. On thirteen occasions during 2014, our Board met in executive sessions in which the independent Board members were solely present.
Audit Committee
We have an Audit Committee that assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our accounting policies and procedures and our compliance with legal and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants, the approval of services performed by the Company’s independent registered public accountants and for reviewing, reviewing the responsibilities, functions and performance of the Company’s internal audit function as well as the scope and results of internal audits and ongoing assessments of the Company’s risk management processes and evaluating the Company’s system of internal control over financial reporting and disclosure controls and procedures. The report of our Audit Committee is found below under the caption “Audit Committee Report.”
The Audit Committee is governed by its own charter that sets forth its specific responsibilities and the qualifications for membership to the committee. The charter of the Audit Committee is available on our website at www.rudolphtech.com, on the Investor Relations page. The Audit Committee held six meetings in 2014. The Audit Committee is currently composed of Jeffrey A. Aukerman, Leo Berlinghieri, Thomas G. Greig and John R. Whitten. The Board has determined that Jeffrey A. Aukerman, Leo Berlinghieri, Thomas G. Greig and John R. Whitten meet the requirements for membership on the Audit Committee set forth by the NYSE and the SEC, including that they be “independent.”
The Board has determined that Jeffrey A. Aukerman and John R. Whitten meet the definition of an “Audit Committee Financial Expert” under SEC rules, and also have the level of accounting or related financial management expertise required of at least one member of the Audit Committee under NYSE rules.
Compensation Committee
The Compensation Committee has its own charter that sets forth its specific responsibilities, including the establishment of the policies upon which compensation of and incentives for the Company’s executive officers will be based, the review and recommendation for approval by the independent members of the Board of the compensation of the Company’s executive officers, and the administration of the Company’s equity compensation plans. The charter of the Compensation Committee is available on the Company’s website at www.rudolphtech.com, on the Investor Relations page.
In general, the Compensation Committee is responsible for reviewing and recommending for approval by the independent members of the Board of Directors the Company’s executive salary levels and variable compensation programs, both cash-based and equity-based. With respect to the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and recommends for approval by the independent members of the Board of the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee reviews the recommendations for compensation for such individuals presented to the Compensation Committee by the Chief Executive Officer and the reasons thereof. Each year, the CEO is responsible for proposing and establishing personal and corporate objectives for each of the Company executives other than himself. These objectives are reviewed and agreed upon by the CEO and the executive subject to the approval of the Compensation Committee. In addition, as part of the annual performance review of the Company’s executives, the CEO assesses the performance of his direct reports and determines the merit increase, if any, that would be proposed for each individual. These merit increase proposals, along with each executive’s personal and corporate objectives and their bonus target levels (based on a percentage of their base salary), are then compiled by the CEO and submitted to the Compensation Committee for their review. At the Compensation Committee meeting during which the executive compensation plans (bonuses and merit increases) are to be reviewed, the CEO attends the initial session to present the proposed plans and to answer questions. Thereafter, the Compensation Committee meets without the CEO being present to review, discuss and recommend for approval by the independent members of the Board all executive compensation plans subject to any modifications made by the Compensation Committee. The CEO does not participate in decisions regarding his own compensation.
In accordance with its charter, the Compensation Committee may form and delegate its authority to subcommittees when appropriate. Further, the Compensation Committee has the authority to retain and terminate any compensation consultant or other advisors to be used to assist in the evaluation of director, CEO or executive compensation or other matters within the scope of the Compensation Committee’s responsibilities and is directly responsible for the appointment, compensation and oversight of such consultants and other advisors, including their fees and other retention terms. From time to time, the Compensation Committee engages the services of such outside compensation consultants to provide advice on compensation plans and issues related to the Company’s executive and non-executive employees. In 2014, the Compensation Committee engaged Pay Governance, LLC to review the Company’s Executive Compensation Plans, including those for incentive compensation and provide other ad hoc assistance to the Compensation Committee. The authority to obtain advice and assistance from internal or external legal, accounting and other advisors is also held by the Compensation Committee.
The Compensation Committee held five meetings in 2014 prior to the Board of Directors meeting where all Compensation Committee members attended in person. This Committee is currently composed of Daniel H. Berry, Leo Berlinghieri and Aubrey C. Tobey. The Board has determined that Daniel H. Berry, Leo Berlinghieri and Aubrey C. Tobey meet the requirements for membership on the Compensation Committee, including the independence requirements of the NYSE, the criteria established by the Internal Revenue Service to be considered an “outside director,” and the criteria established by the SEC to be considered a “non-employee director.” For further discussion of the Compensation Committee, please refer to the Executive Compensation section of the Compensation, Discussion and Analysis (“CD&A”).
Nominating and Governance Committee
Like the other committees of the Board, the Nominating and Governance Committee has its own charter that outlines its responsibilities. These responsibilities include identifying prospective director nominees and recommending to the Board director nominees for the next annual meeting of stockholders and replacements of a director in the event a director steps down. The Nominating and Governance Committee also recommends to the Board the appointment of directors to Board Committees and is charged with developing and recommending to the Board the governance principles applicable to the Company. The charter of the Nominating and Governance Committee is available on our website at www.rudolphtech.com, on the Investor Relations page.
The Nominating and Governance Committee is currently composed of Directors Thomas G. Greig, Aubrey C. Tobey and John R. Whitten and held four meetings in 2014. The Board has determined that all of these directors meet the requirements for membership to the Nominating and Governance Committee, including the independence requirements of the NYSE.
The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to grasp complex principles of business, finance, international transactions and semiconductor inspection, metrology and lithography technologies. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior contributions to and performance on the Board and their record of attendance.
The Nominating and Governance Committee will consider the above criteria for nominees identified by the Nominating and Governance Committee itself, by stockholders, or through some other source. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee may use the services of a third party search firm to assist in the identification or evaluation of Board member candidates.
The Nominating and Governance Committee has a formal policy with regard to consideration of director candidates recommended by the Company’s stockholders, which may be found on our website at http://www.rudolphtech.com/investors/governance/policies-procedures. In accordance with the policy, the Nominating and Governance Committee will consider recommendations and nominations for candidates to the Board of Directors from stockholders of the Company holding no less than 1% of the Company’s securities for at least twelve months prior to the date of the submission of the recommendation or nomination. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Company’s Board of Directors can do so by writing to the Office of the General Counsel of the Company at its principal executive offices giving each such person’s name, biographical data and qualifications, along with the other information specified in the policy and under Section 2.5 of the Company’s Bylaws. Any such recommendation should be accompanied by a written statement concerning the eligibility and qualifications from the person recommended and his or her consent to be named as a nominee and, if nominated and elected, to serve as a director.
The Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees. Diversity is one of the factors that the Nominating and Governance Committee considers in identifying nominees for director. In selecting director nominees, the Nominating and Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.
In its identification of director nominees, the Nominating and Governance Committee will consider how the candidate would contribute to the Board’s overall balance of diversity of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.
Communications with the Board of Directors
We have a formal policy regarding communications with the Board of Directors, which may be found on our website at http://www.rudolphtech.com/investors/governance/stockholder-communications-policy. Stockholders and other interested parties may communicate with the Chairman of the Nominating and Governance Committee by writing to him at c/o Rudolph Technologies, Inc., Office of the General Counsel, One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836 and such communications will be forwarded to the Board of Directors. Stockholders and other interested parties who would like their submission directed to a member or members of the Board of Directors, including the independent members of the Board, may so specify, and the communication will be forwarded to such specific directors, as appropriate.
Related Persons Transactions Policy
There were no “related person transactions” since the beginning of 2014 involving any director, director nominee or executive officer of the Company, any known 5% stockholder of the Company or any immediate family member of any of the foregoing persons (which are referred to together as “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect material interest. Our related person practices and policies are included in our corporate governance documents, including our Code of Business Conduct and Ethics, Audit Committee Charter and Summary of Corporate Governance Policies, each of which is available at the Investor Relations section of our website located at http://www.rudolphtech.com/investors. Pursuant to our Code of Business Conduct and Ethics, our directors, officers and employees are required to avoid any actual or apparent conflicts of interest (other than conflicts of interest that have received appropriate approval as described below), which includes taking actions or having interests that may interfere with the objective or efficient performance of such person’s duties to the Company or that may result in such person receiving improper personal benefits as a result of their position with the Company. Pursuant to our Summary of Corporate Governance Policies, if a director becomes involved in any activity or interest that may result in an actual or potential conflict (or the appearance of a conflict) with the interests of the Company, that director is required to disclose such information promptly to the Board, which will determine an appropriate resolution on a case-by-case basis. Pursuant to this policy, all directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Similarly, our Board will determine the appropriate resolution of any actual or potential conflict of interest involving our CEO and our CEO will determine the appropriate resolution of any conflict of interest issue involving any other officer of the Company. When necessary and appropriate, resolution of such issues may require consideration of the matter by the Audit Committee. Pursuant to the Board’s Summary of Corporate Governance Policies and the Audit Committee Charter, the Audit Committee, which consists entirely of independent directors, will review any proposed transaction in which the Company or its subsidiaries are to participate if the amount involved in the transaction exceeds $120,000 and we are aware that any related person may have a direct or indirect material interest in the transaction. The Audit Committee will consider the facts and circumstances and will approve or ratify a proposed transaction if the Audit Committee considers it appropriate and believes that such transaction will serve the long-term interests of our stockholders. The Compensation Committee of the Board reviews and approves compensation decisions for Board members and our executive officers (and such other employees of the Company as directed by the Board) pursuant to the Compensation Committee Charter.

PROPOSAL 1

ELECTION OF DIRECTORS
 Nominees
     The authorized number of directors is currently established at eight. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently, there are two directors in Class I and three directors in each of Class II and Class III. Each of the two Class I directors is to be elected at this Annual Meeting and will hold office until the 2018 Annual Meeting or until their successors have been duly elected and qualified. Each of the three Class II directors will hold office until the 2016 Annual Meeting or until their successors have been duly elected and qualified and two of the three Class III directors will hold office until the 2017 Annual Meeting or until their successors have been duly elected and qualified. Aubrey Tobey, a Class III director, has announced his intention to retire effective immediately following the Annual Shareholder’s meeting on May 20, 2015. The two Class I director nominees were approved by the Board for inclusion in this proxy statement based on the recommendation of the Nominating and Governance Committee.
     Pursuant to the Company’s Bylaws, our directors are elected by the affirmative vote of the majority of the votes cast (provided, however, that if the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality voting standard). In order for a director in an uncontested election to be elected, the number of shares cast “for” his election must exceed the number of votes cast “against” his election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee who is an incumbent director is not elected, our Bylaws provide that such director must promptly tender a resignation to the Board. Our Nominating and Governing Committee would then make a recommendation to the Board on whether to accept or reject the tendered resignation, or whether other action should be taken. Within 90 days after the date of the certification of the election results, our Board will act on any such tendered resignation and publicly disclose (in a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision.
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, each of whom is currently a director of the Company. Each nominee has indicated that he will serve if elected. In the event that any nominee of the Company becomes unable or unavailable to serve as a director at the time of the Annual Meeting (which we do not anticipate), the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy or the Board of Directors may, in its discretion, elect to reduce the number of directors serving on the Board.

The names of the two Class I nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current Class II and Class III directors with unexpired terms are also set forth below. All information is as of the Record Date.

Name	Position	Director Since	Age
Nominee Class I Directors:
Leo Berlinghieri	Former Chief Executive Officer and President, MKS Instruments, Inc.	2008	61
Paul F. McLaughlin	Chairman and Chief Executive Officer, Rudolph Technologies, Inc.	1996	69
Continuing Class II Directors:
Daniel H. Berry	Operating Partner, Riverside Partners, LLC	1998	69
Thomas G. Greig	Senior Managing Director, Liberty Capital Partners, Inc.	2003	67
Richard F. Spanier	Retired, Chairman Emeritus	1966	75
Continuing Class III Directors:
Jeffrey A. Aukerman	Former Partner, Deloitte & Touche, LLP	2014	49
John R. Whitten	Former Chief Financial Officer, Vice President and Treasurer, Applied Industrial Technologies, Inc.	2006	68
Class III Director Retiring in 2015:
Aubrey C. Tobey	President, ACT International	1998	89
     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.
Information About The Directors And The Nominees
Our Board and its Nominating and Governance Committee believe that all of the directors and nominees are highly qualified and have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge and stimulate management and their dedication to the affairs of the Company collectively serve the interests of the Company and its stockholders. Additional information regarding the background and qualifications of our directors, including the experience and skills that led to the Board’s determination that each director should serve on our Board at this time, is also set forth below.
Nominees for Class I Directors
Paul F. McLaughlin has served as the Company’s Chairman since January 2000 and as the Chief Executive Officer and a director of the Company since June 1996. Mr. McLaughlin holds a B.S. in Metallurgical Engineering from Rensselaer Polytechnic Institute, an M.S. in Metallurgy and Materials Science from Lehigh University and an M.B.A. from Harvard University Graduate School of Business Administration.
Mr. McLaughlin has over 30 years of experience in the semiconductor capital equipment business, including more than 18 years as Chief Executive Officer of the Company, which gives him unique and valuable insight into the challenges and strategies relevant to the semiconductor industry as a whole, and to our Company in particular.
Leo Berlinghieri has served as one of the Company’s directors since September 2008. From July 2005 to December 2013, Mr. Berlinghieri served as Chief Executive Officer and President of MKS Instruments, Inc., an equipment supplier to the semiconductor industry. From April 2004 to July 2005, Mr. Berlinghieri served as President and Chief Operating Officer and prior to that he served as Vice President and Chief Operating Officer from July 2003 to April 2004 for MKS Instruments, Inc. Mr. Berlinghieri has previously served as a board member of MKS Instruments, Inc.

Mr. Berlinghieri’s 33 years of experience coupled with his tenure at the helm of the same public corporation in the semiconductor industry provides him with valuable insight into the operational and strategic issues facing our industry.

The Company’s Board of Directors unanimously recommends voting
“FOR” each of the nominees set forth above.

Continuing Class II Directors
Daniel H. Berry has served as one of the Company’s directors since October 1998. Since January 2002, Mr. Berry has been an Operating Partner of Riverside Partners, LLC, a private equity investment firm. From September 2010 to August 2011, Mr. Berry served as Chief Executive Officer of NDS Surgical Imaging, a supplier to the medical imaging industry. From July 2004 to August 2007, Mr. Berry also served as Executive Vice President of Applied Precision, formerly a Riverside portfolio company. He was employed by Ultratech Stepper, Inc. (presently Ultratech, Inc.), an equipment supplier to the semiconductor industry, from 1990 to 2001 in various positions including President and Chief Operating Officer from May 1999 to November 2001. Prior to this, Mr. Berry held positions at General Signal, Perkin Elmer and Bell Laboratories. Mr. Berry is a member of the Board of Trustees of the Polytechnic Institute of New York University and is a member of the Board of Directors of various companies in Riverside Partners portfolio of investments. Mr. Berry holds a B.S. in Electrical Engineering from the Polytechnic Institute of Brooklyn.
Mr. Berry’s extensive business experience, particularly within the semiconductor industry for more than 35 years, provides him with insight into the challenges we face within the industry.
     Thomas G. Greig has served as the Company’s Lead Director since January 2013 and as one of the Company’s directors since January 2003. Mr. Greig has been employed by Liberty Capital Partners, Inc., a private equity investment firm, since July 1998 and currently holds the position of Senior Managing Director. From December 1985 to July 1998, Mr. Greig was a Managing Director of Donaldson, Lufkin, & Jenrette, Inc., an investment banking firm. Mr. Greig holds a B.S. in Engineering from Princeton University, an M.S.E. in Electrical Engineering from New York University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Greig is currently the Non-Executive Chairman of the Board of Black Box Corporation.
Mr. Greig has a wide-ranging acquisition and financial background as well as extensive prior experience serving on the boards of public and private companies, offering the Board of Directors, the Audit Committee and the Nominating and Governance Committee a combination of valuable skill sets as Lead Director.
Richard F. Spanier has served as Chairman Emeritus of the Company’s Board of Directors since January 2000 and prior to that as the Company’s Chairman of the Board of Directors since September 1966. From September 1966 to June 1996, Dr. Spanier served as the Company’s President and Chief Executive Officer. Dr. Spanier holds a B.S. in Physics, an M.S. in Physical Chemistry and a Ph.D. in Chemical Physics from Stevens Institute of Technology.
Dr. Spanier’s 30 years of experience as President of the Company and his extensive scientific and practical engineering background provides the Board of Directors with a technical perspective and valuable insight into the challenges and strategies relevant to the semiconductor industry as a whole, and to our Company in particular.
Continuing Class III Directors
     Jeffrey A. Aukerman has served as one of the Company’s directors since December 2014. Mr. Aukerman is a certified public accountant and has over 27 years of public accounting and consulting experience, serving many public and private equity sponsored public reporting companies in the manufacturing, distribution and services industries. From July 1987 to May 2014, Mr. Aukerman was employed by Deloitte & Touche LLP, together with its affiliates is an audit, consulting, tax and advisory services firm, and served as an audit partner for the most recent 15 years. He also served in various capacities for the firm, including an audit function professional practice director for the Cleveland, Ohio office and a regional leader of internal control subject matter specialists. Mr. Aukerman graduated magna cum laude with a B.S.B.A. in Accounting from Youngstown State University. He also currently serves on the Advisory Council to the Lariccia School of Accounting & Finance at Youngstown State University.
Mr. Aukerman’s extensive experience with a wide range of financial reporting, accounting, risk management, and compliance matters enables him to offer valuable insights to the Board of Directors and the Audit Committee.

     John R. Whitten has served as one of the Company’s directors since July 2006. From November 1995 to December 2003, Mr. Whitten served as Chief Financial Officer, Vice President and Treasurer of Applied Industrial Technologies, Inc. (NYSE- AIT), an industrial supply distributor. Mr. Whitten is a C.P.A. and holds a B.B.A. in Accounting from Cleveland State University. Mr. Whitten is currently an independent director overseeing 74 portfolios in the mutual fund complex of American Century Investments, a registered investment company.
Mr. Whitten’s extensive financial background, including his previous experience at a public accounting firm and as Chief Financial Officer of a public company, provide valuable insight to the Board of Directors, the Nominating and Governance Committee and the Audit Committee, for which he serves as the chairman.
Other Current Directors
Aubrey C. Tobey is retiring from the Board of Directors at this Annual Meeting and will not be standing for re-election at the 2017 Annual Meeting when his term is scheduled to expire. In connection therewith, the Board of Directors has reduced the current size of the Board of Directors from eight members to seven members effective upon the completion of the 2015 Annual Meeting. The Board of Directors wishes to express its great appreciation to Mr. Tobey for his substantial contributions and service to the Company during his tenure as a director of the Company.
Compensation of Directors
Directors who are employees of the Company receive no compensation for their services as members of the Board of Directors. Directors who are not employees of the Company received an annual retainer of $60,000 in 2014 paid in cash through equal installments on a quarterly basis at the middle of each quarter. The equity component of a non-employee director’s compensation is comprised of an annual grant of restricted stock units (“RSUs”), which is awarded as of the third quarter Board of Directors meeting, the date of which varies year-to-year, in an amount of shares calculated by dividing $85,000 by the Company Common Stock closing stock price on the date of grant, rounded to the nearest 100 shares. In addition, initial grants are issued to newly elected non-employee directors as of the first Board of Directors meeting following their election or appointment (“First Meeting”) and are calculated in accordance with the annual grant formula set forth above, but are prorated by the number of quarters between such First Meeting and the date on which the next annual grant is scheduled to be awarded. Any initial grants and/or annual grants typically vest on the first anniversary of the grant date. All equity awards granted in 2014 were granted under and subject to the terms of the Rudolph Technologies, Inc. 2009 Stock Plan.
In 2014, directors were not paid to serve on the committees of the Board of Directors with the exception of those directors serving as committee chairmen. Daniel H. Berry, Aubrey C. Tobey and John R. Whitten each received cash compensation of $15,000 paid in equal quarterly installments in 2014 for their services as the Chairman of the Compensation Committee, as the Chairman of the Nominating and Governance Committee and as Chairman of the Audit Committee, respectively. Also in 2014, Thomas G. Greig received cash compensation of $22,000 paid in equal quarterly installments for his service as independent Lead Director of the Board. From time to time, directors may be compensated for work performed as members of special subcommittees of the Board of Directors. No fees were paid to directors for special subcommittee work in 2014.
Stock Ownership/Retention Guidelines for Directors
The Company has established guidelines related to stock ownership and retention for its outside directors. Prior to guideline revisions adopted by the Board in 2013, the guidelines required that each non-employee Director of the Company was required to own at least 2,500 shares of Company Common Stock within one year following the date of election or appointment to the Board and thereafter maintain such ownership status during the term of service as a director of the Company. In January 2013, the minimum number of shares directors were required to own was raised by Board approval to 5,000 shares.
At the October 2013 Board meeting, the foregoing policy was amended by the Board to increase the stock ownership and retention levels such that each non-employee director is required to own shares of Company Common Stock by November 2018 valued at a minimum of two times the amount of the director’s total cash compensation which includes the annual cash retainer as well as any additional fee paid to those individuals who are Committee Chairs or Lead Director. For a new director the stock holding requirement is to be attained within three years of his or her election to the Board.

For the year ended December 31, 2014, the directors, excluding the director who is a named executive officer received total compensation indicated in the table below. There were no option awards granted to such directors and they did not earn any type of compensation during the year other than what is disclosed in the following table:

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards (1)	Compensation	Total
Jeffery A. Aukerman (2)	$0	$0	$0	$0
Leo Berlinghieri	$60,000	$84,744	$0	$144,744
Daniel H. Berry	$75,000	$84,744	$0	$159,744
Thomas G. Greig	$82,000	$84,744	$0	$166,744
Richard F. Spanier	$60,000	$84,744	$0	$144,744
Aubrey C. Tobey (3)	$75,000	$84,744	$5,000	$164,744
John R. Whitten	$75,000	$84,744	$0	$159,744

(1)
Represents the grant date fair value for each share-based compensation award granted during the year, calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC. As of December 31, 2014, our directors had the following stock awards outstanding: Mr. Berlinghieri – 8,800 RSUs and 0 stock options; Mr. Berry – 8,800 RSUs and 10,000 stock options; Mr. Greig – 8,800 RSUs and 0 stock options; Mr. Spanier – 8,800 RSUs and 10,000 stock options; Mr. Tobey – 8,800 RSUs and 10,000 stock options; and Mr. Whitten – 8,800 RSUs and 0 stock options.

(2)	Mr. Aukerman was initially elected to the Board of Directors in December 2014.
(3)	Mr. Tobey will voluntarily retire from the Board of Directors immediately following to the Annual Meeting of Stockholders on May 20, 2015.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation held at the 2011 Annual Meeting of Stockholders, the Company currently holds an annual “say on pay” vote.

Our executive compensation arrangements are designed to enhance stockholder value on an annual and long-term basis. Through the use of base pay as well as annual and long-term incentives, we seek to compensate our named executive officers for their contributions to our profitability and success. Please read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement and the tabular and additional narrative disclosures on executive compensation beginning on page 32 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal year 2014 compensation of our named executive officers.

This advisory vote addresses the overall compensation of our named executive officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our stockholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create any additional fiduciary duty on the part of the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future.
Vote Required
The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the meeting and entitled to vote will be required to approve on an advisory (non-binding) basis the compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTING FIRM
Although ratification by stockholders is not required by law, the Board of Directors is submitting the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015 for ratification as a matter of good corporate governance and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee may appoint a new independent registered public accounting firm at any time during the year if they believe that such a change would be in the best interests of the Company and its stockholders. Ernst & Young LLP has served as the Company’s independent registered public accounts since March 19, 2008. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2014, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.
Fees Billed to the Company by Ernst & Young LLP for 2014 and 2013
For the years ended December 31, 2014 and 2013, aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, in the following categories were as follows:

	2014	2013
Audit fees	$951,401	$1,013,610
Audit related fees	31,957	30,551
Tax fees	24,500	—
All other fees	—	—
Total	$1,007,858	$1,044,161
Audit Fees:
Audit fees for the years ended December 31, 2014 and 2013 were for the audit of the Company’s annual financial statements and a review of those financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.
Audit Related Fees:
Audit related fees for the years ended December 31, 2014 and 2013 were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual financial statements and are not reported under “Audit Fees,” specifically fees for employee benefit plan audits.

Tax Fees:
Tax fees may include fees for tax compliance, tax planning and tax advice. Tax fees for the year ended December 31, 2014 were for tax advice at one of our foreign locations. No such fees were billed to the Company by Ernst & Young LLP for the years ended December 31, 2013.
All Other Fees:
All other fees would consist of fees for products and services other than the services described above. No such fees were billed to the Company by Ernst & Young LLP for the year ended December 31, 2014 and 2013.
All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its audit functions.
Vote Required
The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the meeting and entitled to vote will be required to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.
The Company’s Board of Directors unanimously recommends voting “FOR”
the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

AUDIT COMMITTEE REPORT
The following is the Audit Committee’s report submitted to the Board of Directors for the year ended December 31, 2014.
The Audit Committee of the Board of Directors has:

•
reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2014;

•
discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE AUDIT COMMITTEE

John R. Whitten (Chairman)
Jeffrey A. Aukerman
Leo Berlinghieri
Thomas G. Greig

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
Rewarding continuous improvement in financial and operating results and the creation of shareholder value are key attributes of our compensation philosophy, which serves as the framework for the Company’s executive compensation program. The focus of our program is on incentive arrangements that reward executives for improvement in the Company’s results and appreciation in our stock value.
To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Compensation Committee has developed incentive arrangements based on performance standards established at levels which the Committee believes, at target achievement, will incentivize our executives to meet or exceed industry performance. Our Key Executive Incentive Compensation Plan component of compensation rewards executives for achieving specific corporate, business unit and individual goals, including targets related to corporate and/or business unit financial measures, as well as strategic and operational measures depending on the executive involved.
Our long-term incentive program includes grants of performance-based restricted stock units (“RSUs”) which are earned based on the achievement of annual performance goals and, once earned, generally have additional time vesting requirements. Performance targets related to financial metrics are established by the Compensation Committee prior to grant (Corporate revenue and non-GAAP operating income). Achievement of maximum performance can result in earning up to 120% of the target shares granted. Once earned, shares generally service-vest equally over the next four years. Our long-term incentive program also includes solely service-vested RSUs, which generally vest over a five-year period. Shares earned and vested are subject to the Company’s stock ownership and retention guidelines.
In 2014, the Company achieved above threshold level and below target level of the financial performance goals (corporate revenue and non-GAAP operating income) established under our annual and long-term incentive program, and our named executive officers (“NEOs”) did not meet all of their individual metrics established under our annual incentive program. As a result, our NEOs earned cash bonus awards for 2014 under our annual cash incentive program below target levels. Similarly, our performance-based RSUs were earned at 87.5% of target.
Say on Pay Stockholder Advisory Vote
Our Board recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the Company’s 2014 Annual Meeting, our stockholders approved our say on pay proposal, with approximately 94.1% voting in favor of the compensation of the Company’s NEOs described in the Compensation Discussion and Analysis, compensation tables, and related narrative disclosure in the proxy statement for the 2014 Annual Meeting. Based on the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed in this Compensation Discussion and Analysis and appropriately align the interests of our NEOs with the long term goals of the Company. Therefore, our compensation practices as discussed in this proxy statement are generally consistent with those discussed in the proxy statement for the 2014 Annual Meeting. In addition, based on a separate advisory vote of our stockholders at the Company’s 2011 Annual Meeting relating to the frequency of the advisory vote on the compensation of the Company’s NEOs, our stockholders indicated their preference that such vote be held annually, which is the frequency recommended by the Board of Directors. Accordingly, a stockholder advisory vote on executive compensation is included in this proxy statement to be voted on at the Company’s 2015 Annual Meeting.

Introduction / Corporate Governance
Compensation Committee Members and Charter
The Compensation Committee of the Board of Directors of the Company (referred to as the “Committee” or the “Compensation Committee”) is currently composed of Daniel Berry, who serves as the Chairman, Aubrey C. Tobey and Leo Berlinghieri, each of whom are independent directors under the NYSE independence requirements. In general, the Compensation Committee is responsible for reviewing and recommending for approval by the independent members of the Board of Directors, the Company’s compensation policies and practices, including executive salary levels and variable compensation programs, both cash-based and equity-based. The Compensation Committee reviews and recommends for approval by the independent Board members the various elements of the Chief Executive Officer’s (“CEO”) compensation. With respect to other executive officers, including each of our NEOs, the Compensation Committee reviews the recommendations for compensation for such individuals provided to the Committee by the CEO, and the reasons therefore and may in its discretion modify the compensation packages for any such individuals. The Committee then recommends such compensation packages to the independent members of the Board of Directors for approval. The Committee may hold an executive session at each of its meetings, when necessary, without the presence of management or the CEO.
Compensation Consultants
From time to time, the Compensation Committee has engaged the services of outside compensation consultants to provide advice on compensation plans and issues related to the Company’s executive and non-executive employees. In 2014, the Committee again engaged Pay Governance LLC, an independent executive compensation consulting firm, to provide a high level review of the Company’s executive compensation arrangements. Pay Governance LLC does not provide any services to management or the Company. The Committee has determined that Pay Governance LLC is independent within the meaning of the Committee’s charter and NYSE listing standards, and the work of Pay Governance LLC for the Committee does not raise any conflicts of interest.
Role of Executives in Establishing Compensation
The Committee makes all determinations regarding executive compensation subject to approval by the independent members of the Board. On an annual basis, the Committee evaluates our CEO’s performance in light of the goals and objectives established for measuring his performance at the beginning of the previous fiscal year. The results of this evaluation guide the Committee in setting our CEO’s salary, cash incentive award opportunity and equity compensation. With regard to compensation for executives other than the CEO, the Committee seeks input from the CEO. Each year, the CEO is responsible for establishing personal and corporate objectives for each of the Company’s other executives, including our other NEOs. These objectives, subject to the approval of the Compensation Committee, are reviewed and agreed upon by the CEO with the executive. In addition, as part of the annual performance review of the Company’s executives, the CEO assesses the performance of his direct reports and recommends any merit increase to be proposed for each individual. These recommendations regarding merit increases, each executive’s personal and corporate objectives, annual incentive award opportunities (expressed as a percentage of their base salary) and equity grant proposals, are compiled by the CEO and submitted to the Compensation Committee for review and consideration for approval. At the Compensation Committee meeting during which the executive compensation plans (merit increases, cash incentive awards and equity grant proposals) are reviewed, the CEO attends the initial session to present the proposed plans and to answer questions. Thereafter, the Compensation Committee meets without the CEO present to review, discuss and approve all executive compensation plans, subject to any modifications made by the Compensation Committee. The CEO does not participate in the Compensation Committee’s or Board’s deliberations regarding his own compensation.
Other than set forth above, no other executives attended the Compensation Committee meetings in 2014. Further, no executives of the Company attended any of the Board’s executive sessions.
Compensation Committee Activity
During 2014, the Compensation Committee met five times. As discussed above, the Company’s CEO, Paul McLaughlin, met with the Compensation Committee in early 2014 to present the proposed compensation plans for each of the Company’s executives as well as the proposed incentive award opportunities under the 2014 Employee

Cash Bonus Program for certain non-executive employees. At each of its meetings held during 2014, the Compensation Committee met in executive session, without the presence of Mr. McLaughlin or any other Company executives, to review the relevant compensation matters.
In 2014, the Compensation Committee took a number of actions. These included:

•	Reviewing and recommending for approval by the independent members of the Board the annual compensation of the Company’s CEO for 2014;

•	Reviewing and recommending for approval by the independent members of the Board the annual compensation for each executive of the Company for 2014;

•	Reviewing and recommending for approval by the independent members of the Board the Key Executive Incentive Compensation Plan and Employee Cash Bonus Programs for 2014; and

•
Reviewing and recommending for approval by the independent members of the Board the service-based and performance-based equity incentive awards and related performance targets for the Company’s executives for 2014.

In reviewing and setting the annual compensation for each executive of the Company, the Compensation Committee reviewed the amounts payable under each of the elements of their respective compensation plans, including base salary, annual cash incentive award, equity grants and perquisites. The Committee took into consideration both the Company’s internal pay equity as well as the competitive environment within which the Company operates. In each instance, the Committee determined that the base salary and annual and long-term incentive award opportunities for the individual executives were at an acceptable level for 2014 and that the perquisites were appropriate for the related positions.
In early 2015, the Compensation Committee met to review for 2015 the annual compensation of the Company CEO, the annual compensation for each executive officer, the Key Executive Incentive Compensation Plan, and the Employee Cash Bonus Program. The Committee reviewed and the independent members of the Board approved base salary increases for the executive team for 2015, including each of our NEOs. In addition, the Committee reviewed and the independent members of the Board approved both the Key Executive Incentive Compensation Plan and the Employee Cash Bonus Program for 2015. The Committee also recommended and the independent members of the Board approved the 2015 equity awards granted to the executive team, which were in the form of service-based and performance-based RSUs, other than for the CEO whose 2015 equity incentive grant consisted entirely of performance-based RSUs with vesting at the end of the year based on achievement of annual financial and individual performance goals.
Objectives of Compensation Programs
Compensation Philosophy and Policies
The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic and operating goals of the Company, and which aligns our executives’ interests with those of our stockholders by compensating executives based on specified financial, strategic and operating performance, with the objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at competitor companies. The Compensation Committee believes executive compensation packages provided by the Company to its executives, including the NEOs, should include base salary, annual cash incentive opportunities, select perquisites and stock-based compensation, including equity incentive opportunities which rewards performance as measured against established goals.
The Company strives to promote an ownership mentality among its key leadership and the Board of Directors, in part through the guidelines described below under the heading “Stock Ownership/Retention Guidelines.” We believe this “skin in the game” further mitigates the incentive to take on unnecessary risks. In addition, in 2013, our Board of Directors approved an anti-pledging policy to ensure that personal interests relating to the stock holdings of employees do not conflict with their duties to the Company.

The Compensation Committee has developed a set of core objectives and principles that it has used to develop the executive compensation program. The specific objectives of our executive compensation program are to:

•	Attract and retain executive talent;

•	Align compensation with Company and individual performance; and

•	Foster an ownership mentality and create alignment with stockholders.
The following principles support the objectives and design of the compensation program:

•
The compensation program is designed to be fair and competitive, from an internal and external perspective, taking into account the role, unique qualifications and distinct responsibilities of each executive;

•	A substantial portion of an executive’s compensation is designed to be at risk and linked to the achievement of both corporate and individual goals and changes in stockholder value;

•	Retirement benefits are designed to provide financial stability following employment but will not be the focal point of why executives choose to work for the Company;

•	The use of select, limited perquisites and other executive benefits are designed to serve a business purpose; and

•	All compensation program elements taken as a whole are designed to help focus executives to achieve the Company’s financial and strategic goals.
Benchmarking
In order to meet its objective of maintaining competitive executive compensation packages, the Committee obtains third-party compensation information from time to time and reviews executive compensation programs of comparable, publicly held, high technology companies.
The Company has engaged independent compensation consultants at various times in the development and evaluation of its compensation programs. To the extent that independent compensation consultants are not engaged to consult with the Committee with respect to compensation for a position or time period, the Committee obtains market compensation information from internal resources at the Company. The Committee reviews data related to compensation levels and programs of other similar companies prior to making its decisions, but only considers such information in a general manner in order to obtain an understanding of the current compensation practices within our industry. In the fall of 2012 and through 2014, the Committee engaged Pay Governance LLC to update and again perform an assessment of compensation levels provided to executives.
Data representing company proxy disclosures and industry compensation surveys was used in conducting this assessment. The peer group of industry related companies which was developed was based on the following criteria:

•	Semiconductor equipment industry (publicly traded companies);

•	Revenues of approximately $500 million or less;

•	Market capitalization of less than $1 billion; and

•	Competitors for business and employee talent.
The peer group for the 2013 review (which was used to make decisions regarding 2014 compensation), as approved by the Committee, consisted of the following 17 companies:

●	Advanced Energy Industries, Inc.	●	Cohu, Inc.	●	Mattson Technology Inc.
●	ATMI Inc.	●	Cymer Inc.	●	MKS Instruments, Inc.
●	Axcelis Technologies Inc.	●	EMCORE Corporation	●	Nanometrics Incorporated
●	AXT Inc.	●	FEI Company	●	PDF Solutions Inc.
●	Brooks Automation Inc.	●	FormFactor Inc.	●	Ultratech, Inc.
●	Cabot Microelectronics Corp.	●	LTX-Credence Corporation

The pay practices of the foregoing peer group were analyzed for base salary and short- and long-term incentives. Periodically, peer groups are used to evaluate other programs such as executive retirement, perquisites and severance policies. Our peer group data is supplemented by broader technology industry data from compensation surveys to further facilitate the evaluation of compensation levels and design. Compensation levels are developed at the low (25th percentile), middle (50th percentile) and high (75th percentile) end of the market for each pay element (base salary and short- and long-term incentives) and for total compensation.
While the Committee reviews market data for each pay element and in total, no specific philosophy of targeting a particular market compensation level has been applied for such compensation and instead the Committee uses its discretion in setting the levels as appropriate.
Compensation Program Design
The compensation program provided to the Company’s executive officers is generally comprised of four parts, each selected to address different objectives: base salary, annual cash performance incentive awards, long-term incentives which generally are in the form of both service-vesting and performance-vesting RSU grants, and limited perquisites. Executives are also entitled to participate in benefit programs available to all Company employees, such as our ESPP and 401(k) Plan. This design was adopted for executives by the Committee taking into consideration a number of parameters including the independent compensation consultant’s advice, comparable practices within the industry and the desire to achieve the goals underlying the compensation program. The Committee believes that as a result of this program the Company can attract, retain and motivate employees and reward the achievement of strategic operational and financial goals, thereby enhancing stockholder value.
Annually, the Committee reviews the elements of the compensation package as well as the overall package afforded to the executives. At this time, the Committee, in its discretion, can recommend adjustments to the elements of the program to the independent members of the Board of Directors for review and approval. This review would typically be performed coincident with the evaluation of the individual executive’s performance in relation to their Key Executive Incentive Compensation Plan goals, salary adjustment and equity grants, if any, as discussed below.
The Committee and Board believe that each of the elements as well as the entire compensation package for Company executives is appropriate for the Company given its performance, industry, current challenges and environment.
Based on the objectives discussed in the foregoing section, the Committee seeks to structure our equity or incentive compensation program to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals, which we believe aligns the financial incentives of our executives with the interests of our stockholders. The Committee primarily uses salary and perquisites and other executive benefits as a means for providing base compensation to employees for their knowledge and experience and for fulfilling their basic job responsibilities.
In establishing these components of the executive compensation package, it is the Committee’s intention to set total executive compensation at a sufficient level to attract and retain a strong motivated leadership team, while remaining reasonable and in line with stockholder perception of overall fairness of executive compensation.
Base salary levels for executive officers of the Company have been generally established at or near the start of each year. The Company’s annual executive cash incentive bonuses are administered through its Key Executive Incentive Compensation Plan. The plan provides guidelines for the calculation of annual non-equity incentive based compensation, subject to the Committee’s oversight and the Company’s and executive’s achievement of corporate and individual goals. Generally, at its first meeting each year, the Committee determines final bonuses for executive officers earned in the preceding year based on each individual’s performance and the performance of the Company, based upon its audited financial statements, and also reviews the incentive program to be established for the current year and approves the group of executives eligible to participate in the plan for that year.
Each of the Company’s executives, including our NEOs, is eligible to receive equity compensation, which has recently been in the form of RSU grants under the Company’s stockholder approved 2009 Stock Plan. All full-time and part-time employees are eligible for equity grants. The Committee believes that through the Company’s broad-based equity compensation plan, the economic interests of all employees, including the executives, are more closely aligned with those of our stockholders. It is also believed that this approach will allow the Company to use equity as an incentive in a balanced manner that supports the recruitment and retention of top talent.

The Committee generally recommends for approval by the independent members of the Board the grant of equity awards at the first regularly scheduled meeting of the Board or upon completion of the Committee’s review and approval process. The Committee and the Board do not generally grant equity awards at other times during the year, other than in the case of a new hire or exceptional circumstances. As described in more detail below under the heading “Equity Compensation Plan,” the Committee approved RSU grants for 2014, 50% of which were subject to performance-based vesting and 50% were subject solely to service-based vesting.
Impact of Performance on Compensation
The performance of an executive has a direct impact on the compensation received by such executive from the Company. On an annual basis, the CEO reviews the performance and compensation for the Company’s executives to determine any potential salary adjustment for each individual. This assessment takes into consideration a number of factors, including the Company’s profitability; the performance of applicable business units; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry and within similar technology industries.
In addition, both Company and individual performance are assessed by the CEO when proposing to the Committee any annual cash incentive payout to the NEOs (other than the CEO) under the annual cash incentive component under the Key Executive Incentive Compensation Plan. The plan includes various incentive level opportunities based on the executive’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. Typically, these targets range from 10% of base salary up to 100% of base salary for the executives in the plan. For our NEOs, 2014 and 2015 target annual cash bonus opportunities were set as follows:

	Target Cash Bonus Percentage
Name	2015	2014
Paul F. McLaughlin	100.0%	100.0%
Michael P. Plisinski	65.0%	50.0%
Steven R. Roth	60.0%	60.0%
Richard Rogoff	45.0%	45.0%
Robert A. Koch	30.0%	30.0%
D. Mayson Brooks (1)	n/a	17.5%
Ardelle R. Johnson (1)	n/a	35.0%
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(1) Mr. Brooks’ and Mr. Johnson’s employment with the Company ended on November 14, 2014 which precluded them from payout of an annual incentive award for 2014.
Under the annual cash incentive component of our Key Executive Incentive Compensation Plan, payout is based upon achievement of corporate and personal objectives with no payout unless the Company meets 70% of at least one of the Board approved corporate financial targets established as part of the plan. Personal objectives are awarded on an “all or nothing” basis. Failure to meet the personal objectives thereby has a negative impact on the ultimate bonus payout.
In addition to a review of the prior year’s objectives, the CEO and each executive also confer to propose new individual performance targets for the executives (including the NEOs, other than the CEO) for the current year, which are combined with the corporate targets into an annual cash incentive opportunity proposal. The personal targets that are established are designed to result in additional incremental value to the Company if they are achieved . These personal performance targets in 2014 included goals related to additional corporate and/or business unit financial measures, operational measures and activities, transactional activities, and marketing initiatives, depending on the executive involved. The target level of the corporate component to the bonus goals was set based on the Company’s financial budget established by the Board at the beginning of the year. The determination of these goals is made annually to meet the changing nature of the Company’s business.
Upon completion of the prior year’s results and prior to implementation of the current year’s proposed Key Executive Incentive Compensation Plan, the results for each participating executive employee are submitted to, and reviewed by, the Compensation Committee, which considers the CEO’s recommendations and determines the final bonus earned by each executive based on Company and individual performance and establishes the Company and individual metrics applicable to the next year’s Key Executive Incentive Compensation Plan. Thereafter, the Committee’s recommendations are presented to the independent members of the Board for approval of the achieved incentive payment, if any, and implement the new plans for the current year. If, during the year, there are changes to the Key Executive Incentive Compensation Plan that are proposed, such changes are presented to the Compensation Committee for its consideration. The Compensation Committee may exercise positive or negative discretion in relation to their recommendation to the independent members of the Board regarding an individual’s award under the Key Executive Incentive Compensation Plan based upon its review.
An executive’s role, responsibilities, individual performance and contribution to the Company are factors considered in determining the size of any discretionary equity grant that may be recommended by the Compensation Committee to the independent members of the Board of Directors for approval as long-term incentive to the individual.
Based upon the foregoing, the compensation which an executive may realize in the course of a year can be impacted by the positive or negative performance of such individual as well as Company performance. We intend for an individual’s compensation under the Key Executive Incentive Compensation Plan to be proportionate to the Company’s and his or her performance against established, measurable goals. Similarly, equity awards that are performance based are intended to be proportionate to the Company’s performance under measurable goals established for the Company. This review and evaluation is more subjective when applied to salary adjustments. In this case, an executive’s performance is evaluated by taking into consideration the executive’s contribution to the Company, the significance of the individual’s achievements in relation to the overall corporate goals and mission, and the executive’s effectiveness in his or her role within the Company and then weighed against the performance of other executives. Industry norms and reference to comparative company data are considered to the extent appropriate. Thus, there is no precise, objective formula which is applied in determining salary adjustments.
Elements of Compensation Section
Elements of Executive Compensation
The Compensation Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive’s and the Company’s performance. For this reason, the Company’s executive compensation plan consists of base compensation (salary) and variable incentive compensation (annual cash incentive opportunity and equity awards).
A discussion of the individual components of the Company’s executive compensation package follows.
Base Salary
The Company provides executives and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are established considering a number of factors, including the executive’s individual performance, unique qualifications, role and responsibilities, measurable contribution to the Company’s profitability and success, and the base salary levels of similar positions with comparable companies in the industry. The Compensation Committee supports the compensation philosophy of moderation for elements such as base salary and perquisites and other executive benefits. As noted above, under “Impact of Performance on Compensation,” base salary decisions are made as part of the Company’s formal annual review process and are influenced by the performance of the Company and the individual.
The CEO’s recommendations for salary adjustments (other than his own) are reviewed and modified as deemed appropriate by the Compensation Committee and then presented to the independent members of the Board for approval.
Base salary increases for executive officers for 2014 ranged from 3% to 8.6%. In 2015, the base salary increases ranged from 2% to 5.5% for the executive officers.
Annual Cash Incentive Compensation
An executive’s annual performance award under the Key Executive Incentive Compensation Plan generally depends on the financial performance of the Company relative to profit, revenue or other financial targets and the executive’s individual performance. The incentive opportunity is generally set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk.

All executive employees, including all of our NEOs, participate in the Company’s Key Executive Incentive Compensation Plan, if and when established, which is designed to generate additional incentive for maximizing the employee’s performance in realizing the corporate strategic and financial goals and mission.
The Compensation Committee may, but is not required to, establish a Key Executive Incentive Compensation Plan for any given fiscal year.
When implemented, an executive may earn an annual incentive award due to success as it relates to the executive’s individual goals, as long as the Company’s financial performance meets at least the threshold level (70%) of at least one of the corporate performance goals.
If, during the year, there are changes to the plan that may be proposed, such proposed changes would be presented to the Committee and then to the independent members of the Board. Upon completion of the year, the individual’s and the Company’s results with respect to the performance targets are then assessed and presented to the Committee along with the proposed plans for the current year. The Committee reviews the submitted payouts and suggests changes to the extent it deems such action necessary. Key Executive Incentive Compensation Plan awards are paid out following completion of the annual audit by the Company’s independent registered public accounting firm. This generally occurs in the first quarter of each year.
The 2014 Key Executive Incentive Compensation Plan was established such that each NEO’s potential cash award was subject to the achievement of 2014 corporate financial objectives relating to Company revenue and non-GAAP operating income. The targets established for 2014 were of comparable difficulty compared to prior years. Had the Company not reached 70% of either of the 2014 corporate revenue or non-GAAP operating income goals, then no payout under the plan would have earned by the executives. In the event the threshold level was attained for at least one of the corporate performance goals then the cash bonus potential of the plan was divided into a variable component (“Variable Component”), which in 2014 related to Company revenue and non-GAAP operating income, and fixed components related to personal performance goals and/or Company business unit performance goals (“Fixed Components”). Only executives associated with a particular Company business unit had a portion of their cash bonus potential allocated to the business unit aspect of the Fixed Components. Of the NEOs, Messrs. Plisinski and Rogoff had a portion of their potential cash bonus allocated to fixed business unit performance components in 2014. Cash bonuses arising from the Fixed Components were awarded on an “each or nothing” basis. At Company revenue levels or non-GAAP operating income at or above the 70% thresholds, each business unit performance goal, if applicable, and personal performance goal could have been earned in full. If neither the Company revenue nor the non-GAAP operating income exceeded the 70% thresholds, then payouts from business unit goals and personal goals automatically would have been zero. Cash bonuses arising from the Variable Components were proposed to be awarded starting at the 70% threshold level and increasing linearly up to the plan target amount. If the plan target was exceeded in either or both categories then the cash payout would increase for the applicable portion of the Variable Component up to 200%. The personal performance goals in 2014 included targets related to additional corporate financial measures, operational measures and activities, transactional activities, and marketing initiatives depending on the executive involved. The business unit performance goals in 2014 included targets related to additional business unit financial measures and operational measures and activities depending on the executive involved.

In each year the Company has offered the Key Executive Incentive Compensation Plan, the corporate targets annually established have been set at levels in excess of the overall industry projections in order that the Company drive to outperform the industry. In 2013 the Company achieved 77.4% of the corporate revenue and was below threshold for the non-GAAP Operating Income goals.The Company achieved the following performance results (dollars in millions) in 2014:

Performance Measure	Threshold	Target	Actual Performance Achieved	Actual Performance Achieved Percentage
Corporate Revenue	$145.0	$207.1	$181.2	87.5%
Non-GAAP Operating Income (1)	$20.3	$29.0	$21.4	73.8%
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(1)    This non-GAAP financial measure excludes the impact of amortization of intangibles, acquisition related expenses, litigation fees, restructuring expenses and share-based compensation.
The following tables reflect the 2014 Key Executive Incentive Compensation Plan performance component percentages at target and achieved for each NEO for 2014:

	Target Fixed Components		Target Variable Components
Name	Corporate Revenue	Non-GAAP Operating Income	Business Unit Revenue	Business Unit Operating Income	Personal Goals
Paul F. McLaughlin	30%	40%	n/a	n/a	30%
Michael P. Plisinski (1)	19%	21%	11%	23%	26%
Steven R. Roth	30%	40%	n/a	n/a	30%
Richard Rogoff	15%	15%	20%	20%	30%
Robert A. Koch	30%	40%	n/a	n/a	30%
D. Mayson Brooks	15%	50%	n/a	n/a	35%
Ardelle R. Johnson	35%	35%	n/a	n/a	30%
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(1)     Mr. Plisinski’s Key Executive Incentive Compensation program was revised with his promotion to COO in October 2014.

	Achieved Fixed Components		Achieved Variable Components
Name	Corporate Revenue	Non-GAAP Operating Income	Business Unit Revenue	Business Unit Operating Income	Personal Goals	Total Achieved
Paul F. McLaughlin	26.2%	29.6%	n/a	n/a	20.0%	75.9%
Michael P. Plisinski	16.4%	15.8%	11.3%	22.5%	16.9%	82.9%
Steven R. Roth	26.2%	29.6%	n/a	n/a	24.0%	79.9%
Richard Rogoff	13.1%	11.1%	—	—	12.0%	36.2%
Robert A. Koch	26.2%	29.6%	n/a	n/a	30.0%	85.9%
D. Mayson Brooks (1)	n/a	n/a	n/a	n/a	n/a	n/a
Ardelle R. Johnson (1)	n/a	n/a	n/a	n/a	n/a	n/a
_______________
(1)     Mr. Brooks’ and Mr. Johnson’s employment with the Company ended on November 14, 2014 which precluded them from receiving a payout under the Key Executive Incentive Compensation program.
The 2015 plan has been established similar to that for 2014, such that each NEO’s potential cash award is subject to the achievement of 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income. The financial goal targets established for 2015 are of comparable difficulty as compared to for prior years. The cash bonus payout is contingent on meeting the 2015 corporate revenue or non-GAAP operating income goals starting at the 70% threshold, with 70% of the cash award target amount earned at that point. Thereafter, the remaining 30%

of the cash award target amount can be earned linearly up to the 100% level of goal achievement of the greater of the two financial metrics. Should the Company exceed the 2015 corporate revenue and/or non-GAAP operating income goals, additional upside in the cash awarded under this component will be made to the executive up to a cumulative maximum of 200% of the cash award target level allocated to achievement of financial goals. Should the Company not reach 70% of either the 2015 corporate revenue or non-GAAP operating income goal, then no payout under the plan will be made to executives. The personal performance goals in 2015, which for 2015 for the CEO constitute a greater percentage of the total award opportunity, include individual targets which, depending upon the executive, may relate to any of senior management planning, additional corporate financial measures, operational measures and activities, transactional activities, or marketing initiatives. The business unit performance goals in 2015 include targets related to additional business unit financial measures.
Equity Compensation Plan
The Compensation Committee currently administers the Company’s 2009 Stock Plan, which was approved by stockholder vote on May 19, 2009. Pursuant to the 2009 Stock Plan, employees and members of management, including the Company’s NEOs, may receive annual grants of incentive RSUs and other equity awards (collectively, “Grants”) at or about the time of their performance reviews each year from a pool of shares approved by Company stockholders. The Company’s long-term incentive compensation program seeks to align the executives’ interests with the Company’s stockholders by rewarding successes in stockholder returns. Additionally, the Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a portion of compensation.
Over the past several years, the Committee has annually awarded executives with grants of service-based and performance-based RSUs.
The purpose of the Grant program is to provide incentive to executives and other key employees of the Company to work to maximize long-term return to the Company’s stockholders. The number of Grants awarded to each executive officer is initially determined on a discretionary rather than formula basis by the Compensation Committee.
In awarding Grants to the executive officers, the CEO (except in connection with his own Grants) and the Committee consider a number of subjective factors, including the executive’s position and responsibilities at the Company, the executive’s individual performance, the number of Grants held (if any) and other factors that they may deem relevant.
In 2014, the Committee recommended and the independent members of the Board approved grants of RSUs, with the number of RSUs allocated to each named executive officer determined in the manner discussed above. Fifty percent (50%) of each NEO’s equity award was subject to the achievement of the 2014 corporate financial objectives relating to Company revenue and non-GAAP operating income with the same financial targets as described above for the annual cash incentive component of the 2014 Key Executive Incentive Plan. The remaining 50% of the RSU grant was subject solely to service-based vesting. For the performance-based component of the RSU grant, performance vesting was contingent on meeting either of the 2014 corporate revenue or non-GAAP operating income target goals, starting at the 70% threshold and increasing linearly to the 100% level of the goal at target. If the Company exceeded the 2014 corporate revenue and/or non-GAAP operating income goals, the additional upside in the number of RSUs awarded under this component could be earned by the executive up to a cumulative maximum of 120% of the award target level. For 2014 the Company exceeded the corporate revenue performance goal threshold, achieving 87.5% of target, and exceeded the non-GAAP operating income performance goal threshold, achieving 73.8%. As a result, each NEO received RSUs in an amount equal to 87.5% of their respective award target levels. With the exception of RSUs awarded to the CEO in 2014, whose awards fully vested on December 31, 2014, all RSUs earned service-vest equally in 20% annual increments beginning in March 2015.
On September 27, 2011, the Committee approved a third amendment (“2011 Amendment”) to the Management Agreement (the “Management Agreement”) for Paul McLaughlin, Chairman and CEO. The 2011 Amendment included a one-time RSU grant (the “2011 Incentive RSU”) as an incentive to enter into the 2011 Amendment. The 2011 Incentive RSU was separate from other annual or other equity awards granted to Mr. McLaughlin and are earned based on cumulative achievement of Board-approved non-GAAP EPS goals (the “Annual non-GAAP EPS Goals”) for the Company for the years 2012, 2013 and 2014. 100% of the 2011 Incentive RSU granted (60,000 RSUs at target) would be earned upon the Company meeting the cumulative Annual non-GAAP EPS Goals. Non-GAAP EPS for each year was calculated in a manner consistent with the Variable Components of the Company’s Key Executive Incentive

Compensation Plan, approved by the Board each year (such as excluding the impact of the establishment of a charitable matching program, litigation fees, amortization of intangible assets, acquisition related expenses, restructuring charges and share-based compensation) and targets were annually set at comparable levels of difficulty. The Company achieved 93% of the total cumulative Annual non-GAAP EPS Goals, and Mr. McLaughlin earned 93% of the 2011 Incentive RSU which vested on December 31, 2014.
On February 8, 2013, the Compensation Committee approved a fourth amendment (“2013 Amendment”) to the Management Agreement for Mr. McLaughlin. The 2013 Amendment included a one-time RSU award (the “2013 Incentive RSU”) as an incentive to enter into the 2013 Amendment. The 2013 Incentive RSU are separate from other annual or other equity awards granted to Mr. McLaughlin and are earned based on cumulative achievement of Board-approved non-GAAP EPS goals (the “2013 Amendment Annual non-GAAP EPS Goals”) for the Company for the years 2013, 2014 and 2015. 100% of the 2013 Incentive RSUs granted (200,000 RSUs at target) are earned upon the Company meeting the cumulative 2013 Amendment Annual non-GAAP EPS Goals. Non-GAAP EPS for each year is calculated in a manner consistent with the Variable Components of the 2013 Key Executive Incentive Compensation Plan and targets were annually set at comparable levels of difficulty. Should the Company not meet the total cumulative 2013 Amendment Annual non-GAAP EPS Goals, Mr. McLaughlin would receive the percent of the 2013 Incentive RSUs which equals the percentage of the cumulative 2013 Amendment Annual non-GAAP EPS Goals that was actually achieved. In the event that the Company exceeds the cumulative 2013 Amendment Annual non-GAAP EPS Goals, the 2013 Incentive RSU earn-out would be increased on a linear basis up to a maximum of 120% of the total 2013 Incentive RSU granted. Pursuant to the terms of Mr. McLaughlin’s Management Agreement, he has the right to retire after December 31, 2014, in which event the 2013 Incentive RSU would vest at target to the extent such event would occur prior to the end of the performance period and such award is then outstanding and unvested.  In addition, such award would also vest at target on any termination of his employment without cause or for good reason or upon death or disability, to the extent prior to the end of the performance period and then outstanding and unvested.
In 2015, for NEO’s other than the CEO, the Committee awarded RSUs with the number of RSUs allocated to each NEO determined in a similar manner to the RSU awards discussed above. Fifty percent (50%) of each NEO’s equity award is subject to the achievement of the 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income. The remaining 50% of the RSU grant is subject solely to service-based vesting. For this performance-based component of the RSU grant, performance vesting is contingent on meeting either the 2015 corporate revenue or non-GAAP operating income goals, starting at the 70% threshold, with 70% of the award target amount earned at that achievement. Thereafter, the remaining 30% of award target amount can be earned linearly up to the 100% level of the goal at target achievement. Should the Company exceed the 2015 corporate revenue and/or non-GAAP operating income target goals, additional upside in the number of RSUs awarded can be earned by the executive up to a cumulative maximum of 120% of the award target level. All RSUs earned service-vest in equal 20% annual increments beginning in March 2016.
In 2015, for the CEO, fifty percent (50%) of the equity award is subject to the achievement of the 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income (“Performance A RSUs”). For Performance A RSUs, performance vesting is contingent on meeting either of the 2015 corporate revenue or non-GAAP operating income goals starting at the 70% threshold, with 70% of the award target amount earned at that achievement. Thereafter, the remaining 30% of award target amount can be earned linearly up to the 100% level of the goal at target. Should the Company exceed the 2015 corporate revenue and/or non-GAAP operating income target goals, additional upside in the number of RSUs awarded under the Performance A RSUs can be earned up to a cumulative maximum of 120% of the award target level. The remaining 50% of the RSU grant is tied to achieving performance goals (“Performance B RSUs”). Twenty percent (20%) of the Performance B RSUs is subject to the achievement of the 2015 corporate financial objective relating to Company revenue or non-GAAP operating income. For whichever objective achievement is higher, the target shares allocated to this portion of the Performance B RSU award are earned linearly from 0% up to 100% of such target goal and if the target goal is exceeded in either or both of the revenue or non-GAAP operating income categories, then the target shares allocated to this portion of the Performance B RSU can be increased linearly up to an additional 20% of the allocated target shares. The remaining 80% of this Performance B RSU award will be determined linearly (up to 100%) by achievement against personal goals established for the CEO. The 2015 RSU awards are subject to the same employment termination and retirement provisions applicable to the 2013 Incentive RSU except that in the case of retirement the Performance A RSU would be earned based on actual full year achievement. The 2015 RSU awards do not include continued service-based vesting.

Personal Benefits and Perquisites
All employees of the Company, including its executives, receive a benefit package (“Benefit Package”) which includes the following components: health and dental insurance, elective vision care program, life insurance and accidental death and dismemberment coverage, 401(k) savings plan, short and long term disability insurance with supplemental income continuation, health care and dependent care flexible spending account programs, employee assistance program (EAP), tuition reimbursement plan, employee stock purchase plan, employee referral bonus program, and length of service awards. The Committee believes that these benefits are consistent with industry practice and are important in recruiting and retaining qualified employees. In addition to the Benefit Package, executive employees receive the following: a monthly car allowance, Company-paid tax preparation services, and Company-paid membership in one airline executive club. The foregoing perquisites were determined based on a review of comparable company offerings performed by the Company and the Committee’s compensation consultant and are evaluated annually as part of the compensation review. The Committee believes that these benefits are reasonable and consistent with the Company’s overall compensation program and better enable the Company to attract and retain superior employees for key positions.
Employee Stock Purchase Plan
The Company has maintained an Employee Stock Purchase Plan since 1999. The Company’s 2009 Employee Stock Purchase Plan was approved by stockholders in 2009. The Compensation Committee currently administers the Company’s 2009 Employee Stock Purchase Plan. Under the terms of our current and prior Employee Stock Purchase Plans, eligible employees may elect to have up to 15% of eligible compensation deducted from their base salary and applied to the purchase of shares of Company Common Stock. The price the employee pays for each share of stock is 95% of the fair market value of the Company Common Stock at the end of the applicable six month purchase period. The Employee Stock Purchase Plan qualifies as a non-compensatory plan under Code Section 423.
The Company does not offer a deferred compensation plan.
Employment and Change-in-Control Agreements
Overview. While the Company utilizes employment agreements on a limited basis, we currently maintain employment agreements or arrangements with each of our NEOs. In 2000, the Company entered into management agreements with Messrs. McLaughlin and Roth, each effective as of July 24, 2000. These individuals previously had employment agreements with the Company when it was a private entity and, at the time of the Company’s initial public offering, each executive’s respective agreement was redrafted to reflect terms that we believed were appropriate for such officer’s service in his respective capacities with a publicly held corporation.
Mr. McLaughlin’s Management Agreement provides for an initial term of two years with automatic renewals for additional two-year terms and Mr. Roth’s agreement provides for a term of one year with automatic renewals for additional one-year terms, unless the Company or the applicable executive delivers a notice of non-renewal to the other party. With the 2013 Amendment, the expiration date of Mr. McLaughlin’s Management Agreement was set as December 31, 2015. Mr. McLaughlin’s agreement prohibits him from competing with the Company in any way or soliciting its employees during the term of his employment and for two years after termination of his employment. Mr. Roth’s agreement prohibits him from competing with the Company in any way or soliciting its employees during his term of employment and for one year after termination of his employment. Upon the merger with August Technology Corporation in 2006, the Company assumed certain executive employment agreements which August Technology had entered, including the employment agreements of Messrs. Plisinski, Brooks and Johnson. Pursuant to these agreements, each executive had a set annual base salary that could be adjusted upward or downward.
Pursuant to these arrangements, each of the foregoing NEOs (other than Mr. Brooks and Mr. Johnson, whose employment ended in 2014) may be entitled to payments following a change-in-control event. The Committee believes that providing severance in a change-in-control situation is beneficial to stockholders so that executives may remain objectively neutral when evaluating a transaction that may be beneficial to stockholders yet could negatively impact the continued employment of the executive. As a result, in August 2009, the Compensation Committee further authorized the Company to enter into a Change-in-Control Agreement with Mr. Koch and other Company executives and authorized amendments to the management agreements of Messrs. McLaughlin and Roth to include comparable change-in-control terms. In February 2014, the Company entered into a Change-in-Control Agreement with Mr. Rogoff with comparable change-in-control terms.
See “Potential Payments Upon Termination of Employment or Change-in-Control” below for a description of these arrangements and potential payments that the NEOs would have been entitled to receive upon applicable hypothetical termination scenarios as of December 31, 2014.

Other Elements of Post-Termination Compensation. The Company does not have a practice of providing retirement benefits, including any supplemental executive retirement plans (SERP), to its executives. The Company retains the discretion to utilize the offer of severance and/or change-in-control protection as an incentive in its hiring and retention of executives.
Non-Solicitation and Non-Competition Policy. The Company maintains a policy of entering into an agreement with each of its new employees, including executives which contains both non-solicitation and non-competition provisions. The non-solicitation provisions apply for one year after termination of the individual’s employment while the non-competition provisions are in effect during the individual’s employment and for one year thereafter. Each of the Company’s executives has entered into these covenants with the Company, except Mr. McLaughlin, whose non-solicitation and non-competition provisions are in place during, and extend for two years after the end of, his employment with the Company. In each case, these covenants have been implemented to protect the confidential information, goodwill and other assets of the Company. For those individuals with employment agreements, should a breach of the non-solicitation or non-competition terms of their agreements occur, this could give rise to the Company declaring a breach under the agreement and terminating all severance payments thereunder.
General Termination Benefits. Upon termination of an executive’s employment with the Company, the individual is entitled to receive his or her base salary earned through the termination date, along with a payout for all accrued but unused vacation time earned though such date. Thereafter, further cash compensation to the executives is discontinued, except to the extent that severance or change-in-control payments are required to be made in accordance with individual or Company severance protection arrangements. Certain executives with the Company who have entered into employment agreements are entitled to elect to continue group health or other group benefits as allowed by COBRA. The Company retains the right to offer severance and/or payment of COBRA benefits to any individual who is terminated from the Company at its discretion.
Stock Ownership/Retention Guidelines
The Company has established guidelines related to stock ownership and retention for its executives and its outside directors to further align the interest of the executives and non-employee directors with the interests of stockholders, have a stake in the long-term financial future of the Company and to further promote the Company’s commitment to sound corporate governance while allowing them to prudently manage their personal financial affairs.
At the January 2014 Board meeting, revisions to the stock ownership policy were approved by the Board to increase the stock ownership and retention levels to the following:

•
Each non-employee director is required to own shares of Company Common Stock, by November 2018, valued at a minimum of two times the amount of the director’s total cash compensation which includes the annual cash retainer as well as any additional fee paid to those individuals who are Committee Chairs. For a new Director the stock holding requirement is to be attained within three years of his or her election to the Board.

•
The CEO is required to own shares of Company Common Stock, by November 2018, valued at a minimum of two times the amount of the CEO’s base annual salary. For a new CEO, the stock holding requirement is to be attained within three years of his or her date of hire or promotion.

•
The Company’s CFO, COO, each Business Unit General Manager, Vice President of Worldwide Sales and General Counsel are required to own shares of Company Common Stock, by November 2018, valued at a minimum of one times the amount of such executive’s base annual salary.  For a new qualifying executive the stock holding requirement is to be attained within three years of his or her date of hire or promotion.

•
Executives of Rudolph Technologies at the Vice Presidential level, who directly report to the CEO, Business Unit General Managers, or a Vice President of Sales, Marketing or Customer Service were required to own at least 2,500 shares of Company Common Stock within one year of his or her date of hire.  Effective December 31, 2014, a revision to the foregoing thresholds took effect such that the minimum retention level for applicable executives reporting directly to the CEO is 5,000 shares of Company Common Stock.

•
Executives of Rudolph Technologies who are at the Vice President level but are not listed above were required to own at least 1,250 shares of Company Common Stock within one year of his or her date of hire.  Effective December 31, 2014, a revision to the foregoing thresholds took effect such that the minimum retention level for applicable executives not reporting directly to the CEO is 2,500 shares of Company Common Stock.

In assessing compliance with the foregoing guidelines, the Company takes into consideration only the ownership of Common Stock in the Company. To that end, unearned RSUs and vested or unvested stock options do not qualify as shares for purposes of compliance with the Company’s stock ownership and retention guidelines.
Compliance with the Company’s stock ownership and retention guidelines is reviewed annually by the Nominating and Governance Committee of the Company. At their last review on January 27, 2015, the Nominating and Governance Committee reviewed the compliance of the Company’s executives and directors with the terms of these policies. It was determined that all executives and directors who were with the Company and acting in their executive/director capacities for periods in excess of one year were in compliance with the ownership requirements or would be upon realizing the first quarter of 2015 vesting of shares under previously received RSU grants. Should any individual in the future not own the minimum number of required shares after notice by the Nominating and Governance Committee, additional action, including possible removal from the executive role or a determination to not nominate the director for election would be considered by the Board.
The Nominating and Governance Committee has scheduled its review of the Company’s stock ownership and retention guidelines for its January 2016 meeting and at this annual review will evaluate the appropriateness of the foregoing stock ownership levels for 2016 based in part on the trailing three-year weighted average of the Company’s stock price at the time of the evaluation, as well as other considerations such as market conditions and comparable practices within the industry.
Prohibition on Hedging and Pledging of Company Stock
In order to ensure that our executives, including our NEOs, bear the full risk of the Company’s stock ownership, our insider trading policy prohibits hedging transactions related to our Common Stock. Additionally, under the Company’s anti-pledging policy, non-employee directors and executive officers are prohibited from making any new pledges of Company securities as collateral for a loan, or otherwise making a new transfer of Company securities to a margin account; provided that non-employee directors may pledge their securities when obligated to do so to realize the consummation of a transaction involving the Company.
Adjustments or Recovery of Prior Compensation
The Company adopted a policy which provides for the recovery or adjustment of amounts previously awarded or paid to a NEO in the event that financial results or other performance measures on which an award or payment were determined are to be restated or adjusted. In addition, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Sarbanes-Oxley Act of 2002 requires the CEO and CFO to disgorge (i) any bonus or other incentive-based or equity-based compensation received from the Company during the 12-month period following the first public issuance of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of Company stock during that 12-month period. In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. The SEC has not yet finalized its rules related to these clawback policies. Once the final rules are in place, the Company will adjust its policy, if necessary, to comply with SEC regulations.

Compensation Program Risk Assessment
In 2013, the Committee engaged the compensation consultant to conduct a comprehensive review of our executive compensation program and practices to assess whether possible compensation design features may have the potential to incentivize the NEOs to take risks that are reasonably likely to have a material adverse effect on the Company. The compensation risk assessment covered potential risks and risk mitigating features in each of the following areas: compensation philosophy and pay mix; performance measures used in incentive plans; goal setting and payout leverage; calculation and verification of performance outcomes for incentive payments; and other features. Based on this compensation risk assessment, the Committee believes that our current executive compensation policies, practices and programs did not create risks that are reasonable likely to have a material adverse effect on the Company.
IRS Limits on Deductibility of Compensation
An income tax deduction under Code Section 162(m) will generally be available for annual compensation in excess of $1 million paid to certain executive officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee considers deductibility issues when approving executive compensation elements, the Committee believes that the other compensation objectives, such as attracting, retaining and providing appropriate incentives to executives, are important and can supersede the goal of maintaining deductibility. Consequently, the Compensation Committee generally makes compensation decisions without regard to deductibility as the Committee believes it has appropriately structured its compensation programs to provide incentives to our executives to increase Company return and stockholder value.
Conclusion
In reviewing its compensation programs, the Company has concluded that each element of compensation as well as the total compensation opportunities for its NEOs and its other executive officers are reasonable, appropriate and in the interests of the Company and its stockholders. The Company believes that this compensation program appropriately satisfies the Company’s goals of establishing a compensation package that attracts and retains a strong motivated leadership team, aligns the financial incentives of the executives with the interests of the stockholders, and rewards the achievement of specific annual, long-term and strategic goals of the Company. The Committee believes that the compensation program established by the Company has enabled it to recruit and secure a talented and motivated leadership team by which the Company drives toward the ultimate objective of improving stockholder value.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this proxy statement with the management of the Company. Based on such review and discussions, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement.
THE COMPENSATION COMMITTEE

Daniel H. Berry (Chairman)
Leo Berlinghieri
Aubrey C. Tobey

Summary Compensation Table
The table below sets forth information for the years ended December 31, 2014, 2013 and 2012 concerning the compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers and two former executive officers whose employment with the Company ceased during 2014 (together, the “Named Executive Officers or NEOs”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Paul F. McLaughlin	2014	$673,896	$1,648,500	—	$513,141	$26,314	$2,861,851
Chairman and Chief Executive Officer	2013	$661,193	$3,521,000	—	$276,348	$26,314	$4,484,855
	2012	$635,467	$1,397,800	—	$925,765	$26,009	$2,985,041
Michael P. Plisinski	2014	$298,492	$164,850	—	$125,827	$9,999	$599,168
Executive Vice President and Chief Operating Officer	2013	$279,578	$139,375	—	$29,335	$7,118	$455,406
	2012	$272,898	$150,450	—	$120,374	$7,282	$551,004
Steven R. Roth	2014	$312,666	$131,880	—	150,378	$8,584	$603,508
Senior Vice President, Finance and Administration and Chief Financial Officer	2013	$303,217	$94,775	—	$46,791	$8,737	$453,520
	2012	$295,265	$150,450	—	$205,204	$9,902	$660,821
Richard Rogoff	2014	$265,000	$131,880	—	$43,216	$8,994	$449,090
Vice President and General Manager, Lithography Systems Group
Robert A. Koch	2014	$256,635	$109,900	—	$66,350	$8,743	$441,628
Vice President and General Counsel
D. Mayson Brooks (3)	2014	$355,059	$109,900	—	—	$315,717	$780,676
Former Senior Vice President, Worldwide Sales & Field Operations	2013	$296,680	$55,750	—	$25,318	$8,513	$386,261
	2012	$339,670	$80,240	—	$46,556	$5,427	$471,893
Ardelle R. Johnson (3)	2014	$240,469	$87,920	—	—	$236,203	$564,592
Former Vice President, Corporate Alliances

(1)
Amounts reflected the grant date fair value for each share-based compensation award granted to the executive officer during the covered year, calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of awards are set forth in Note 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 20, 2015. For 2014, one-half of the amount reported for each NEO represents the grant date fair value attributable to the 2014 award of performance-based RSUs pursuant to the 2014 performance-based RSU program, assuming that the performance conditions were satisfied at target at the time of grant. Each Named Executive Officer earned an award based on achievement of 87.5% of the target level of performance conditions and the amounts earned, based on the original grant date fair value of $10.99 per share, were as follows: Mr. McLaughlin, $1,545,469; Mr. Plisinski, $218,118; Mr. Roth, $123,638; Mr. Rogoff, $123,638; Mr. Koch, $103,031; Mr. Brooks, $103,031; and Mr. Johnson, $82,425. The value of these awards at the grant date assuming the maximum level of performance conditions were achieved for each NEO would have been as follows: Mr. McLaughlin, $1,813,350; Mr. Plisinski, $255,915; Mr. Roth, $145,068; Mr. Rogoff, $145,068; Mr. Koch, $120,890; Mr. Brooks, $120,890; and Mr. Johnson $96,712.

(2)	Represents performance bonus awards under the Key Executive Incentive Compensation plan earned for 2014, 2013 and 2012, respectively.
(3)	Employment with the Company ended on November 14, 2014 for Mr. Brooks and Mr. Johnson.
(4)	The table below details the components of this column.

Name	Year	Matching Contribution to 401(k)	Insurance (a)	Perquisites		Severance Compensation	Total “All Other Compensation”
Paul F. McLaughlin	2014	$11,500	$864	$13,950	(b)	—	$26,314
Michael P. Plisinski	2014	$9,135	$864	—*		—	$9,999
Steven R. Roth	2014	$7,720	$864	—*		—	$8,584
D. Mayson Brooks	2014	$5,925	$792	—*		—	$6,717
Richard Rogoff	2014	$8,130	$864	—*		—	$8,994
Robert A. Koch	2014	$7,879	$864	—*		—	$8,743
D. Mayson Brooks	2014	$5,925	$792	—*		$309,000	$315,717
Ardelle R. Johnson	2014	$5,411	$792	—*		$230,000	$236,203

*	Less than $10,000 of perquisites in the aggregate, and therefore, zero perquisites disclosed in accordance with SEC rules.
(a)
Insurance is defined as the premium associated with coverage under the group term life insurance and accidental death and dismemberment insurance plans provided by the Company to its employees. Coverage is equal to the lesser of two times salary or $450,000.

(b)
Perquisites for Mr. McLaughlin include automobile allowance ($6,000), tax return preparation fees ($7,500), and reimbursement of executive airline club membership ($450) for the year ended December 31, 2014.

Grants of Plan-Based Awards in 2014
The following table sets forth information with respect to non-equity and equity incentive plan awards granted in 2014 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maxi-mum
Paul F. McLaughlin	1/22/2014	$142,025	$676,168	$1,149,486
	1/31/2014				52,500	75,000	90,000		$824,250
	1/31/2014							75,000	$824,250
Michael P. Plisinski	1/22/2014	$21,594	$144,631	$218,300
	1/31/2014				7,875	11,250	13,500		$116,325
	1/31/2014							11,250	$116,325
Steven R. Roth	1/22/2014	$39,537	$188,232	$319,995
	1/31/2014				4,200	6,000	7,200		$65,940
	1/31/2014							6,000	$65,940
Richard Rogoff	1/22/2014	$12,524	$119,250	$155,025
	1/31/2014				4,200	6,000	7,200		$65,940
	1/31/2014							6,000	$65,940
Robert A. Koch	1/22/2014	$16,226	$77,250	$131,325
	1/31/2014				3,500	5,000	6,000		$54,950
	1/31/2014							5,000	$54,950
D. Mayson Brooks	1/22/2014	$5,678	$54,075	$178,448
	1/31/2014				3,500	5,000	6,000		$54,950
	1/31/2014							5,000	$54,950
Ardelle R. Johnson	1/22/2014	$19,723	$80,500	$136,850
	1/31/2014				2,800	4,000	4,800		$43,960
	1/31/2014							4,000	$43,960

(1)
The amounts reported in these columns represent the annual cash incentive opportunities under the Company’s Key Executive Bonus Plan for each of our Named Executive Officers for the 2014 performance period. The metrics against which performance was measured under this plan, as well as other details regarding the plan, are discussed above in the Compensation Discussion and Analysis under “Annual Cash Incentive Compensation”. The amounts actually earned by our Named Executive Officers under the plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
The amounts reported in these columns, other than as described in footnote (3), represent the award opportunities under the Company’s 2014 performance-based RSU program. The metrics against which performance was measured under this program, as well as other details regarding the plan, are discussed above in the Compensation Discussion and Analysis under the heading “Equity Compensation Plan.” This award was granted under the Company’s 2009 Stock Plan. 20% of the RSUs earned under this award vested on February 20, 2015 and the remaining RSUs will vest in 20% increments on each of the subsequent four anniversaries of the respective grant dates with the exception of Mr. McLaughlin’s award, whose award vested in full on December 31, 2014.

(3)
The amounts reported in these columns represent the awards of RSUs which are subject to service-based vesting conditions, as discussed above in the Compensation Discussion and Analysis under the heading “Equity Compensation Plan.” This award was granted under the Company’s 2009 Stock Plan. These RSUs vest in 20% increments on each of the first five anniversaries of the grant date with the exception of Mr. McLaughlin’s award, whose award vested in full on December 31, 2014.

Outstanding Equity Awards at 2014 Year-End
The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2014.

		Option Awards (2)				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul F. McLaughlin(5)	8/20/2009	172,000	—	$6.80	8/19/2019
	2/6/2013							200,000	$2,046,000
Michael P. Plisinski(7)	3/7/2005	2,329	—	$15.87	3/7/2015
	4/29/2005	26,687	—	$15.48	4/29/2015
	7/21/2005	735	—	$16.71	7/21/2015
	1/25/2006	11,914	—	$14.81	1/25/2016
	2/1/2010					3,435	$35,140
	1/26/2011					5,572	$57,002
	1/25/2012					9,900	$101,277
	2/22/2013					8,871	$90,750
	1/31/2014					11,250	$115,088	11,250	$115,088
Steven R. Roth	8/20/2009	56,000	—	$6.80	8/19/2019
	2/1/2010					3,600	$36,828
	1/26/2011					5,572	$57,002
	1/25/2012					9,900	$101,277
	2/22/2013					6,032	$61,707
	1/31/2014					6,000	$61,380	6,000	$61,380
Richard Rogoff	10/14/2013					4,000	$40,920
	1/31/2014					6,000	$61,380	6,000	$61,380
Robert A. Koch	8/20/2009	18,000	—	$6.80	8/19/2019
	2/1/2010					1,200	$12,276
	1/26/2011					1,740	$17,800
	1/25/2012					2,640	$27,007
	2/22/2013					3,548	$36,296
	1/31/2014					5,000	$51,150	5,000	$51,150
D. Mayson Brooks (8)	3/7/2005	1,926	—	$15.87	2/12/2015
	7/21/2005	377	—	$16.71	2/12/2015
	1/25/2006	8,108	—	$14.81	2/12/2015
Ardelle R. Johnson (8)	3/7/2005	4,772	—	$15.87	2/12/2015
	7/21/2005	287	—	$16.71	2/12/2015
	1/25/2006	10,263	—	$14.81	2/12/2015

(1)	For better understanding of this table, we have included an additional column showing the grant date of stock options and restricted stock units.
(2)	Stock options became exercisable in accordance with the vesting schedule below (see explanation at note 5 below):

Grant Date	Vesting
3/7/2005	Full vesting at grant date
4/29/2005	1/3 at grant date and in years 2 and 3
7/21/2005	Full vesting at grant date
1/25/2006 — 8/20/2009	1/5 per year on the anniversary of the grant date

(3)
Amount includes (i) service-based restricted stock unit awards and (ii) performance-based restricted stock unit awards which have been earned and remain subject to service-based vesting requirements. Restricted stock units vest in accordance with the schedule below with the exception of Mr. McLaughlin’s February 6, 2013 grant (see explanation at Note 5 below):

Grant Date	Grant Type	Vesting
2/1/2010	Service-based RSU	1/5 per year on the anniversary of the grant date
2/1/2010	Performance-based RSU	1/5 on March 1, 2011 and 1/5 per year on the anniversary of the grant date
1/26/2011	Service-based RSU	1/5 per year on the anniversary of the grant date
1/26/2011	Performance-based RSU	1/5 on March 1, 2012 and 1/5 per year on the anniversary of the grant date
1/25/2012	Service-based RSU	1/5 per year on the anniversary of the grant date
1/25/2012	Performance-based RSU	1/5 on March 1, 2013 and 1/5 per year on the anniversary of the grant date
2/22/2013	Service-based RSU	1/5 per year on the anniversary of the grant date
2/22/2013	Performance-based RSU	1/5 on March 1, 2014 and 1/5 per year on the anniversary of the grant date
1/31/2014	Service-based RSU	1/5 per year on the anniversary of the grant date

(4)	Based on the Company’s common stock closing price of $10.23 per share on December 31, 2014.
(5)
Mr. McLaughlin’s 2013 Incentive RSU awarded for signing a management agreement amendment in 2013 discussed above in the Compensation Discussion and Analysis under the heading “Equity Compensation Plan” will be earned and vest based on performance under the goals described in that section as determined at the end of the applicable performance cycle, subject to earlier vesting based on retirement or termination of employment without cause or for good reason. The 2013 Incentive RSU is reported in this table at target.

(6)
Performance-based restricted stock units are reported in this table at target and, if earned, vest in 20% increments on February 20, 2015 and on the four anniversaries of the grant date thereafter, with the exception of Mr. McLaughlin’s February 6, 2013 grant (see explanation at Note 5 above).

(7)	Mr. Plisinski’s outstanding stock options were assumed in connection with the merger of the Company with August Technology on February 15, 2006.
(8)
Mr. Brooks’ and Mr. Johnson’s employment with the Company was terminated on November 14, 2014 and all of the unvested restricted stock unit awards and unvested stock options were cancelled on that date. Vested and exercisable stock options as of Mr. Brooks’ and Mr. Johnson’s employment termination date remain exercisable until the shorter of the stock option grant expiration date or 90 days following the executive’s separation date with the Company at which time they become cancelled. Mr. Brooks’ and Mr. Johnson’s outstanding stock options were assumed in connection with the merger of the Company with August Technology on February 15, 2006.

Option Exercises and Stock Vested in 2014
The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock units by the Named Executive Officers during the year ended December 31, 2014:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)(1)
Paul F. McLaughlin	—	$—	383,957	$4,050,806
Michael P. Plisinski	—	$—	17,739	$200,296
Steven R. Roth	—	$—	18,195	$204,883
Richard Rogoff	—	$—	1,000	$8,220
Robert A. Koch	—	$—	5,439	$61,430
D. Mayson Brooks	—	$—	8,545	$95,843
Ardelle R. Johnson	—	$—	7,427	$83,051
_______________

(1)	Value realized represents fair market value of the shares at time of vesting.
Pension and Nonqualified Deferred Compensation
The Company does not have a defined benefit pension program nor does it offer non-qualified deferred compensation.

Potential Payments Upon Termination of Employment or Change-in-Control
This section (including the following tables) summarizes each NEO’s estimated payments and other benefits that would be received by the NEO or his estate if his employment had terminated on December 31, 2014, under the hypothetical circumstances set forth below, with the exception of Mr. Brooks and Mr. Johnson whose employment with the Company terminated on November 14, 2014. The severance payments and benefits to which each of these NEOs became entitled in connection with his termination of employment is described below under the heading “Mr. Brooks and Mr. Johnson”.
Each of our NEOs would be entitled to certain termination payments upon his death or Disability, his involuntary termination without Cause, or his voluntary termination with Good Reason as described below. Mr. Plisinski would only be entitled to termination payments in the event of his voluntary termination with Good Reason if such termination occurred following a Change of Control of the Company. Although the definitions of each of these terms is specific to the NEO’s, employment agreement with the Company, the terms generally have the following meanings:
“Disability” generally means that the executive, due to physical or mental impairment, is unable to perform his duties to the Company for a specified period of time and is only defined in the Agreements with Messrs. McLaughlin, Roth, Rogoff and Koch.
“Cause” generally means that the executive engaged in a crime or other serious act involving moral turpitude; materially breached an agreement between him and the Company; or otherwise materially breached his obligations to the Company.
A voluntary termination for “Good Reason” generally means, depending on the particular executive’s agreement, that the executive’s duties, responsibilities or status with the Company or its successor are materially reduced; his primary place of work is moved to a location outside a predetermined radius; in particular cases, certain reduction in compensation or benefits; or the Company materially breaches the terms of his agreement with the Company or any successor fails to assume the executive’s change of control agreement. For Messrs. McLaughlin and Roth, any requirement that the executive make a material misstatement or omission in any financial report or government filing would also constitute “Good Reason” for voluntary termination.

Mr. McLaughlin
As of December 31, 2014, Mr. McLaughlin’s Management Agreement, which has a current term expiring on December 31, 2015, provides for the following:

•	In the event Mr. McLaughlin’s employment is terminated as a result of his death or Disability, Mr. McLaughlin or his estate shall be entitled to:

»	Payment of all base salary due and owing through the termination date and amount equal to all earned but unused vacation hours through the termination date;
»	Payment of Mr. McLaughlin’s bonus as was paid or payable for the most recent completed bonus period; and
»
Accelerated vesting of all unvested stock options, restricted stock units or other equity awards, which stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards.

•	In the event Mr. McLaughlin’s employment is terminated without Cause or Mr. McLaughlin terminates his employment for Good Reason, Mr. McLaughlin shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation hours through the termination date;
»	Payment for over a period of two years of the sum of two times Mr. McLaughlin’s:

*	Then-current base salary; and
*	Bonus as was paid or payable for the most recent completed bonus period;

»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance based and service-based RSUs and other equity awards.

•
If, within one year following the occurrence of a Change of Control[1], Mr. McLaughlin’s employment is terminated for any reason other than for Cause or Mr. McLaughlin terminates his employment for Good Reason, Mr. McLaughlin shall be entitled to:

»	Payment of all base salary due and owing through the termination date and including an amount equal to all earned but unused vacation hours through the termination date;
»	Payment over a period of two years of the sum of two times Mr. McLaughlin’s:

*	Then-current base salary; and
*	Bonus as was paid for the most recent completed bonus period;

»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards;
»
Maintenance of Mr. McLaughlin’s and his dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one year from the Termination Date unless he becomes covered as an insured under another employer’s or spousal health care plan.

•	Pursuant to the terms of Mr. McLaughlin’s Management Agreement, he has the right to retire after December 31, 2014, in which event he would be entitled to:

»	Payment of all salary due and owing to the termination date and an amount equal to all earned but unused vacation hours through the termination date;
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards;
»	A retirement bonus of $200,000 which replaces a health savings account of equal value established under the 2011 Amendment to the Management Agreement.
_______________
1 For Messrs. McLaughlin and Roth, a “Change of Control” would generally be considered to have occurred if: (i) any person or persons becomes the beneficial owner of 25 percent or more of our outstanding voting shares; (ii) during any two consecutive year period individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board; (iii) a merger or consolidation of the Company is consummated with another entity (unless outstanding voting securities of the Company immediately prior to the termination would continue to represent more than 51 percent of the combined voting power of the surviving entity and had the power to elect as least a majority of the board of the surviving entity); (iv) our stockholders approve a plan of liquidation of the company or an agreement for the sale of all or substantially all of our assets; or (v) any other event occurs of a nature that would be required to be reported as a “change in control” under Schedule 14A of the Exchange Act, provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

•
To the extent that termination or change of control payments made to Mr. McLaughlin under his agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. McLaughlin would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•	In order to receive these termination or change of control payments, Mr. McLaughlin would be required to sign a general release of all known and unknown claim the he may have against the Company.
•
As part of his Management Agreement, Mr. McLaughlin is subject to non-competition and non-solicitation restrictions. During the term of the Agreement and for a period of two years following his resignation or termination for any reason, Mr. McLaughlin may not:

»
Directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in (including by himself or in association with any person, firm, corporate or other business organization or through an entity), any business engaged in the businesses in which the Company and its subsidiaries is engaged or then proposes to engage within any geographical area in which the Company or its subsidiaries engages in business. Nothing prohibits him from being a passive owner or not more that 5% of the outstanding stock of any class of a corporation which is publicly traded, or any other passive minority investment in any investment fund, limited partnership or similar entity whether or not publicly traded, and so long as he has no active participation in the business of such entity; or

»
Directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company, (ii) hire any person who was an employee of the Company at any time during executive’s employment period, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, franchisee. licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

Mr. Roth
Mr. Roth’s management agreement generally contains similar provisions and generally provides for the same payments upon termination as would be provided under Mr. McLaughlin’s management agreement, except that: (i) in the event of an involuntary termination without Cause or a voluntary termination for Good Reason (whether or not a Change of Control had occurred), Mr. Roth would be entitled to payment for a period of one year of one times his then-current base salary and bonus as was paid for the most recent completed bonus period and (ii) Mr. Roth’s agreement does not include any provisions regarding separation from employment due to retirement. Mr. Roth would also be subject to the same non-competition and non-solicitation restrictions applicable to Mr. McLaughlin, except that such restrictions would be applicable for a period of one year (instead of two years in the case of Mr. McLaughlin).

Mr. Plisinski
Mr. Plisinski’s employment agreements provides for the following:

•
In the event of any termination of Mr. Plisinski’s employment, the executive shall be entitled to payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation hours through the termination date.

•	In the event Mr. Plisinski’s employment is terminated by the Company without Cause, the executive shall be entitled to:

»	Payment of the executive’s then-current base salary for a period of 12 months; and
»	Payment by Company for a period of 12 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive.

•
If, within 18 months following the occurrence of a Change in Control[2], Mr. Plisinski’s employment is terminated for any reason other than for Good Cause or Mr. Plisinski terminates his employment for Good Reason, the executive shall be entitled to:

»	Payment of the executive’s then-current base salary for a period of 18 months; and
»	Payment by Company for a period of 18 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive.
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards.

•
To the extent that change of control termination payments made to Mr. Plisinski under his agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Plisinski would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•
In order to receive these termination or change of control termination payments, Mr. Plisinksi would be required to sign a general release of all known and unknown claims that he may have against the
Company.

_______________
2 For Mr. Plisinski, a “Change of Control” would generally be considered to have occurred if: (i) a merger or consolidation of the Company or an acquisition by the Company involving the issuance of its securities as consideration for the acquired business (or any combination thereof, during any consecutive 24 month period) results in the stockholders of the Company following such transactions having less than 50 percent of combined voting power of the surviving entity; (ii) any person or persons becomes the beneficial owner of 20 percent or more of our outstanding shares; (iii) our stockholders approve a plan of liquidation of the Company; (iv) all or substantially all of our assets are sold; (v) during any 24 month consecutive year period the individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board cease to be at least 70 percent of the Board; or (vi) the Company enters into a letter of intent or other agreement relating to the types of events described above that ultimately results in a change in control or a tender offer, exchange offer or proxy contest is commenced that ultimately results in the type of events described in (ii) or (v) above, provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

•
As part of his Management Agreement, Mr. Plisinski is subject to non-solicitation and non-competition restrictions. During the term of the Agreement and for a period of one year following his resignation or termination for any reason, Mr. Plisinski may not:

»
Directly or indirectly solicit, on executive’s own behalf, or on behalf of another, any of the Company’s or any subsidiary’s customers or potential customers with whom executive or executive’s supervisees had contact, either directly or indirectly, within the twelve months immediately preceding executive’s resignation or termination of employment, for the purpose of providing, selling, or attempting to sell any products or services competing with those provided or sold by the Company or any subsidiary, or clearly contemplated thereby due to research, development, engineering, applications, licensing, or other like projects in process, at the time of resignation or termination; or

»
Hire or attempt to hire, or influence or solicit, or attempt to influence or solicit, either directly or indirectly, any employee of the Company or any subsidiary to leave or terminate his/her or her employment, or to work for any other person or entity.

»	Directly or indirectly engage in certain competitive employment or activity or which may otherwise cause him to use or disclose Company confidential information.
Mr. Rogoff and Mr. Koch
Mr. Rogoff’s and Mr. Koch’s executive change of control agreements provide for the following:

•	In the event Mr. Rogoff’s or Mr. Koch’s employment is terminated as a result of his death or “Disability”, the executive or his estate shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation hours through the termination date; and
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards.

•
If, within one year following the occurrence of a Change of Control[3], Mr. Rogoff’s or Mr. Koch's employment is terminated for any reason other than for Good Cause or Mr. Rogoff or Mr. Koch terminates his employment for Good Reason, the executive shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation hours through the termination date;
»	Payment of the executive’s then-current base salary for a period of 12 months (paid over a period of 12 months);
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards;
»
Maintenance of the executive’s and his dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one year from the termination date unless he becomes covered as an insured under another employer’s or spousal health care plan.

_______________
3For Mr. Rogoff and Mr. Koch, a “Change of Control” would generally be considered to have occurred if: (i) any person or persons becomes the beneficial owner of 50 percent or more of our outstanding voting shares; (ii) during any 12 month period a majority of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) there is a change in the ownership of Company assets that occurs with a person or group over a 12 month period if the subject assets have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions (subject to certain exceptions), provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

•
To the extent that change of control termination payments made to Mr. Rogoff or Mr. Koch under this agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Rogoff or Mr. Koch would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•
In order to receive these change of control termination payments, Mr. Rogoff or Mr. Koch would be required to sign a general release of all known and unknown claims that he may have against the Company.

Mr. Brooks and Mr. Johnson

                Mr. Brooks’ employment with the Company terminated on November 14, 2014.  In connection with his termination of employment, Mr. Brooks became entitled to the following severance payments and benefits pursuant to his employment agreement with the Company:

»	Payment of the executive’s then-current base salary for a period of 12 months; and
»	Payment by Company for a period of 12 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive.

                Mr. Johnson’s employment with the Company was terminated on November 14, 2014.  In connection with his termination of employment, Mr. Johnson became entitled to the following severance payments and benefits pursuant to his employment agreement with the Company:

»	Payment of the executive’s then-current base salary for a period of 12 months; and
»	Payment by Company for a period of 12 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive.

Potential Payments Upon Termination or Change-in-Control — Mr. McLaughlin

	Cash Severance
Termination Circumstance as of 12/31/2014	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation

Involuntary without cause termination	$1,352,336	$552,696	$2,046,000	$—
	(2X salary)	(2X bonus)
Executive resignation for good reason	$1,352,336	$552,696	$2,046,000	$—
	(2X salary)	(2X bonus)
Death	$—	$276,348	$2,046,000	$—
		(1X bonus)
Disability	$—	$276,348	$2,046,000	$—
		(1X bonus)
Retirement	$—	$—	$—	$—
Within 12 Months following Sale or Change of Control:
Termination by Company without cause	$1,352,336	$552,696	$2,046,000	$10,701
	(2X salary)	(2X bonus)
Termination by executive with good reason	$1,352,336	$552,696	$2,046,000	$10,701
	(2X salary)	(2X bonus)

Potential Payments Upon Termination or Change-in-Control — Mr. Roth

	Cash Severance
Termination Circumstance as of 12/31/2014	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation

Involuntary without cause termination	$313,720	$46,791	$371,901	$—
	(1X salary)	(1X bonus)
Executive resignation for good reason	$313,720	$46,791	$371,901	$—
	(1X salary)	(1X bonus)
Death	$—	$46,791	$371,901	$—
		(1X bonus)
Disability	$—	$46,791	$371,901	$—
		(1X bonus)
Retirement	$—	$—	$—	$—
Within 12 Months following Sale or Change of Control:
Termination by Company without cause	$313,720	$46,791	$371,901	$15,076
	(1X salary)	(1X bonus)
Termination by executive with good reason	$313,720	$46,791	$371,901	$15,076
	(1X salary)	(1X bonus)

Potential Payments Upon Termination or Change-in-Control — Mr. Plisinski

	Cash Severance
Termination Circumstance as of 12/31/2014	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation

By the Company without cause termination	$289,261	$—	$—	$15,076
	(1X salary)
Death	$—	$—	$—	$—
Disability	$—	$—	$—	$—
Retirement	$—	$—	$—	$—
Within 18 months following sale or change of control:
Termination by Company without cause	$433,892	$—	$573,769	$22,615
	(1.5X salary)
Termination by executive with good reason	$433,892	$—	$573,769	$22,615
	(1.5X salary)

Potential Payments Upon Termination or Change-in-Control — Mr. Rogoff

	Cash Severance
Termination Circumstance as of 12/31/2014	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation

By the Company without cause termination	$—	$—	$—	$—
Death	$—	$—	$179,035	$—
Disability	$—	$—	$179,035	$—
Retirement	$—	$—	$—	$—
Within 18 months following sale or change of control:
Termination by Company without cause	$265,000	$—	$179,035	$12,375
	(1X salary)
Termination by executive with good reason	$265,000	$—	$179,035	$12,375
	(1X salary)

Potential Payments Upon Termination or Change-in-Control — Mr. Koch

	Cash Severance
Termination Circumstance as of 12/31/2014	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation

By the Company without cause termination	$—	$—	$—	$—
Death	$—	$—	$217,225	$—
Disability	$—	$—	$217,225	$—
Retirement	$—	$—	$—	$—
Within 18 months following sale or change of control:
Termination by Company without cause	$257,500	$—	$217,225	$12,375
	(1X salary)
Termination by executive with good reason	$257,500	$—	$217,225	$12,375
	(1X salary)

Executive Officers
Set forth below is certain information regarding the executive officers of the Company and their ages as of March 31, 2015. Information relating to Paul F. McLaughlin is set forth above under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS — Continuing Class I Directors.”
Michael P. Plisinski, age 45, has served as the Company’s Executive Vice President and Chief Operating Officer since October 2014. Prior to that Mr. Plisinski served as Vice President and General Manager, Data Analysis and Review Business Unit since February 2006 when the Company merged with August Technology Corporation. From February 2004 to February 2006, he was August Technology’s Vice President of Engineering and its Director of Strategic Marketing for review and analysis products from July 2003 to February 2004. Mr. Plisinski joined August Technology as part of the acquisition of Counterpoint Solutions, a supplier of optical review and automated metrology equipment to the semiconductor industry, where he was both President and sole founder from June 1999 to July 2003. Mr. Plisinski has a B.S. in Computer Science from the University of Massachusetts and completed the Advanced Management Program from Harvard Business School.
Steven R. Roth, age 54, has served as the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer since February 2002. From September 1996 to February 2002, Mr. Roth served as the Company’s Vice President, Finance and Administration and Chief Financial Officer. From August 1991 to August 1996, Mr. Roth served as a Director of Corporate Finance for Bell Communications Research, a former research and development company which served the telecommunications industry. Mr. Roth is a C.P.A. and holds a B.S. in Accounting from Villanova University.
Cleon Chan, age 47, has served as the Company’s Vice President of Asia Operations since February 2015.  Prior to joining Rudolph, Mr. Chan was the General Manager for Strategic Sales and Marketing for Asia for Applied Materials from November 2011 to January 2015. Before employment with Applied Materials, Mr. Chan served as the General Manger for Asia Strategic Marketing and South East Asia Operations from January 2002 to November 2011 for Varian Semiconductor, a supplier of Ion Implanter systems. From 1996 to 2001, Mr. Chan was the General Manager for Steag Electronic, a supplier of semiconductor process equipment, for Asia-Pacific Operations. Steag merged with Mattson in January 2001. Mr. Chan received a B.Eng. in Electronics and Electrical Engineering from National University of Singapore and M.B.A. from University of Dubuque.
Michael J. Colgan, age 52, has served as the Company’s Vice President and General Manager of the Metrology Business Unit since January 2013. From January 2011 to December 2012, Dr. Colgan served as Director of Operations, Metrology Business Unit. From August 2008 to December 2010, Dr. Colgan served as Director of Engineering,

Metrology Business Unit. Prior to that, he served in various engineering management and staff positions since 1999 while he has been with the Company. Dr. Colgan holds a B.S. in Physics from Catholic University, a Ph.D. in Physics from Rutgers University and an M.B.A. from University of Scranton.
Elvino da Silveira, age 55, has served as the Company’s Vice President and General Manager of the Display Products Lithography Business Unit and Chief Technical Officer of the Lithography Systems Group since December 2012 when the Company acquired Azores Corporation, a lithography equipment manufacturer. Prior to the acquisition, Mr. da Silveira served as President and Chief Executive Officer of Azores Corporation since its inception in March 1999. From December 1993 to January 1999, Mr. da Silveira served in various senior management roles with the latest being Vice President of Operations and Worldwide Customer Support for MRS Technology, Inc., a former manufacturer of capital equipment for the flat panel display industry. Mr. da Silveira holds a B.S. in Mechanical Engineering from Northeastern University.
Steven D. Gardner, age 51, has served as the Company’s Vice President of Engineering for the Lithography Systems Group since December 2012 when the Company acquired Azores Corporation, a lithography equipment manufacturer. Prior to the acquisition, Mr. Gardner served as Vice President of Engineering for Azores Corporation since its inception in March 1999. From November 1992 to December 1998, Mr. Gardner held various positions, latest as Senior Systems Engineer for MRS Technology, Inc., a former manufacturer of capital equipment for the flat panel display industry. Mr. Gardner received a B.S. in Mechanical Engineering from North Carolina State University.
Michael F. Goodrich, age 45, has served as the Company’s Vice President and General Manager of the Inspection Business Unit since May 2014. From January 2013 to May 2014, Mr. Goodrich served as the Company’s Vice President of Global Customer Support. From January 2012 to January 2013, Mr. Goodrich served as the Company’s Director of Customer Support and from October 2011 to January 2012 as Director of Worldwide Sales. From February 2006 when the Company merged with August Technology Corporation to October 2011, Mr. Goodrich served as the Technical Sales Director. From March 1998 to February 2006, Mr. Goodrich served in various service and sales management roles for August Technology Corporation. Mr. Goodrich holds a B.S. in Electronics Engineering from DeVry University and an M.B.A. from the University of St. Thomas.
Robert A. Koch, age 53, has served as the Company’s Vice President and General Counsel since May 2003. From April 1986 to May 2003, Mr. Koch was employed by Howmedica Osteonics Corp., the orthopaedic implant subsidiary of Stryker Corporation, where he was their in-house counsel for 12 years and last served as their Director of Legal Affairs. Mr. Koch holds a B.S. in Chemical Engineering and an M.S. in Biomedical Engineering, both from Rutgers University. Mr. Koch earned his J.D. from Rutgers School of Law – Newark in 1991 and is admitted to practice in New Jersey and New York.
Richard B. Rogoff, age 48, has served as the Vice President and General Manager of the Lithography Systems Group since he joined Rudolph in October 2013. Mr. Rogoff has more than 20 years of lithography experience. Prior to joining Rudolph, Mr. Rogoff spent 23 years with ASML, a supplier of lithography systems to the semiconductor industry, in various executive, operational and engineering positions. Most recently he served as Vice President of the ASML optics business unit from July 2007 to October 2013. Prior to that, Mr. Rogoff served as ASML’s Vice President of European Sales and Worldwide Account Support from March 2004 to July 2007. Mr. Rogoff has a Bachelor of Science in Microelectronic Engineering from Rochester Institute of Technology and an M.B.A. from INSEAD Business School.
Rajiv Roy, age 56, has served as the Vice President of Business Development and Director of Back-End Product Management since June 2008. From February 2006 to June 2008, Mr. Roy served as the Company’s Director of Marketing. Prior to the Company’s merger with August Technology in February 2006, Mr. Roy served as the Director of Strategic Marketing for August Technology from April 2003 to February 2006. Mr. Roy joined August Technology as part of the acquisition of Semiconductor Technologies and Instruments, Inc., a supplier to the semiconductor industry, where he was President from August 2000 to March 2003. Mr. Roy has a Bachelor of Technology in Electrical Engineering from Indian Institute of Technology, Kanpur, and from the University of Texas at Dallas, an M.S. in Math Sciences and a M.A. in Marketing.
Thomas Sonderman, age 51, has served as the Company’s Vice President and General Manager of the Data Analysis and Review Business Unit since October 2014.   In July 2014, Mr. Sonderman joined Rudolph Technologies as the Vice President of OEM Business Development.   Prior to joining Rudolph, Mr. Sonderman  was Vice  President of Manufacturing Technology at GLOBALFOUNDRIES, a role he served in since it was spun out of AMD in February

2009.  During his 20 year tenure at AMD, he held a variety of engineering and executive positions, his last role being Vice President of Manufacturing Systems Technology.  Mr. Sonderman has a M.S. in Electrical Engineering from National Technological University and a B.S. in Chemical Engineering from Missouri University of Science and Technology.
Peter C. Vaillant, age 47, has served as Vice President of Manufacturing Operations since joining Rudolph in July 2013. Previous to that Mr. Vaillant spent nearly 19 years in the medical device industry in various manufacturing, supply chain and service/support management roles. Most recently he served as Director of Manufacturing and Supply Chain Operations for the Radiology and Interventional business unit of Bayer HealthCare/MEDRAD, a global leader in the medical device industry, from January 2009 through May 2012. Prior to that he was the Director of Manufacturing and Service Operations for Possis Medical, Inc., a supplier of cardiovasular intervention systems to the healthcare industry, from July 2006 through December 2008. Mr. Vaillant has a Bachelor of Science in Biomedical Engineering and an M.B.A. in Production and Operations Management, both from the University of Iowa.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Directors Daniel H. Berry, Leo Berlinghieri and Aubrey C. Tobey, none of whom has any of the interlocking relationships described in Item 407(e)(4) of Regulation S-K.

SECURITY OWNERSHIP
The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of March 31, 2015 (except as otherwise indicated), by: (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial Owner	Number of Shares(1)	Percentage (2)
BlackRock, Inc. (3)	3,178,200	10.0%
40 East 52nd Street, New York, NY 10022
Royce & Associates LLC (4)	2,255,045	7.1%
745 Fifth Avenue, New York, NY 10151
Entities affiliated with Gagnon Securities LLC (5)	2,162,822	6.8%
1370 Avenue of the Americas, Suite 2400, New York, NY 10019
Entities affiliated with Artisan Partners Limited Partnership (6)	1,993,719	6.2%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
Paul F. McLaughlin	937,578	2.9%
Michael P. Plisinski	161,363	*
Steven R. Roth	114,105	*
Richard Rogoff	2,399	*
Robert A. Koch	44,647	*
D. Mayson Brooks	21,757	*
Ardelle R. Johnson	23,976	*
Jeffrey A. Aukerman	—	*
Leo Berlinghieri	23,000	*
Daniel H. Berry	15,000	*
Thomas G. Greig	107,000	*
Richard F. Spanier (7)	72,617	*
Aubrey C. Tobey	35,100	*
John R. Whitten	35,500	*
All directors and executive officers as a group (twenty-one persons)	1,649,507	5.1%
_______________

*	Less than 1%.
(1)
Includes the number of shares subject to options which are outstanding and exercisable as well as restricted stock units vesting within 60 days of March 31, 2015 by the following persons: Mr. McLaughlin, (172,000 shares), Mr. Plisinski (39,336 shares), Mr. Roth (56,000 shares), Mr. Koch (18,000), Mr. Berry (10,000 shares), Mr. Spanier (10,000 shares), Mr. Tobey (10,000 shares) and all directors and executive officers as a group (364,636 shares).

(2)
Applicable percentage ownership is based on 31,906,812 shares of Common Stock outstanding as of March 31, 2015. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes shares as to which a person holds sole or shared voting or investment power. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2015 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted the address for the stockholders named in this table is c/o Rudolph Technologies, Inc., One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836.

(3)	Information provided herein is based on the Schedule 13G/A that was filed by BlackRock, Inc. on January 15, 2015
(4)	Information provided herein is based on the Schedule 13G that was filed by Royce & Associates, LLC on January 21, 2015.
(5)
Information provided herein is based on the Schedule 13G/A that was filed on February 10, 2015 by Neil Gagnon and Gagnon Securities LLC. The filing indicates that Gagnon Securities LLC has shared voting power over 1,188,264 shares and shared dispositive power over 1,247,544 shares. While Neil Gagnon has sole voting and dispositive power over 187,697 shares, shared voting power over 1,903,773 shares and shared dispositive power over 1,975,125 shares.

(6)
Information provided herein is based on the Schedule 13G/A that was filed by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. on January 30, 2015.

(7)	Includes 7,671 shares held by Dr. Spanier’s wife.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to the Company’s equity compensation plans as of December 31, 2014.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,418,908	$4.50	4,945,837
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,418,908	$4.50	4,945,837

(1)	Includes 803,995 shares issuable upon vesting of outstanding restricted stock units.
(2)
As of December 31, 2014, 3,552,235 of these shares were available under the 2009 Stock Plan which includes 2,557,495 shares available under the plan due to expiration, termination, forfeiture or repurchase of equity awards granted under the 1999 Stock Plan. As of December 31, 2014 there were 1,393,602 shares available under the 2009 Employee Stock Purchase Plan“(“2009 ESPP”). Pursuant to its terms, there is an annual increase to the number of shares available under the 2009 ESPP on the first day of each fiscal year during which the 2009 ESPP is in effect equal to the lesser of (i) 300,000 shares; (ii) 2% of the outstanding shares of Common Stock on such date; or (iii) a lesser amount determined by the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of Section 16 filings made with the SEC, the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 2014, all officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except Michael P. Plisinski who filed one Form 4 on October 31, 2014 with respect to one transaction on October 1, 2014 and Paul F. McLaughlin who filed one Form 4 on January 27, 2015 with respect to the withholding of shares upon the vesting of equity grants on December 31, 2014.

OTHER MATTERS
The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION
Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company’s website at www.rudolphtech.com and clicking on Investor Relations or by writing to Steven R. Roth, Chief Financial Officer at the Company’s headquarters (One Rudolph Road, P.O. Box 1000, Flanders, New Jersey 07836). Upon written request to the Company, at the address of the Company’s headquarters, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

BY ORDER OF THE BOARD OF DIRECTORS
Steven R. Roth
Secretary
Dated: April 28, 2015

Annual Meeting of Stockholders of Rudolph Technologies, Inc.
May 20, 2015
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, 2014 Annual Report and Proxy Card
are available at http://www.rudolphtech.com/assets/uploads/2014_annual_report.pdf
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
The Board of Directors recommends you vote “FOR” all nominees and “FOR” Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	FOR	AGAINST	ABSTAIN

Nominees:

Leo Berlinghieri	☐	☐	☐

Paul F. McLaughlin	☐	☐	☐

2. TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.	☐	☐	☐
3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.	☐	☐	☐
4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed, FOR Item 2 and 3, and according to the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting of Stockholders.

Signature of stockholder	Dated	Signature of stockholder	Dated

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.

RUDOLPH TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF RUDOLPH TECHNOLOGIES, INC.
The undersigned hereby constitutes and appoints Daniel H. Berry and Richard F. Spanier, or either of them, as and for his or her proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Rudolph Technologies, Inc. held of record by the undersigned on March 31, 2015, at the Annual Meeting of Stockholders of Rudolph Technologies, Inc. to be held on Wednesday, May 20, 2015 and at any and all adjournments or postponements thereof as follows:
(Continued and to be signed on reverse side.)